UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240 Rule 14a-12

HESKA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 15, 2013

Dear Heska Stockholder:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Heska Corporation to be held on Tuesday, April 30, 2013 at 9:00 a.m., local time, at our principal executive offices located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2013 Annual Meeting and Proxy Statement. This notice and all proxy materials in connection with this Annual Meeting are also available on https://materials.proxyvote.com/42805E.

Your vote is important. Whether or not you plan to attend the 2013 Annual Meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy or in person at the annual meeting. Please review the instructions in the proxy statement and on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Heska.

Sincerely,

Robert B. Grieve

Chairman and Chief Executive Officer,

Heska Corporation

Loveland, Colorado

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting if you will not attend, please complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m., local time, on Tuesday, April 30, 2013

PLACE	Heska Corporation
3760 Rocky Mountain Avenue
Loveland, Colorado 80538

ITEMS OF BUSINESS	1. To elect two Directors to a three-year term.

2.      To amend and restate our 1997 Employee Stock Purchase Plan to, among other things, increase the authorized number of shares by 50,000 and allow for purchase prices no lower than the lesser of (i) a 5% discount at the beginning of an offering period of up to 27 months or (ii) a 15% discount at the time of purchase.

3. To ratify the appointment of EKS&H LLLP as Heska Corporation's independent registered public accountant.

4. To offer approval of our executive compensation in a non-binding advisory vote.

5. To conduct an advisory vote on frequency of advisory vote on executive compensation.

6. To conduct an advisory vote with respect to discretionary voting by proxyholders, if other business properly comes before the 2013 Annual Meeting.

7. To consider such other business as may properly come before the 2013 Annual Meeting.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on March 8, 2013.

ANNUAL REPORT AND FORM 10-K	Our corporate 2012 Annual Report and annual report on Form 10-K for the year ended December 31, 2012, which are not a part of the proxy soliciting material, are enclosed.

VOTING BY PROXY	If you will not attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the 2013 Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

March 15, 2013	By Order of the Board of Directors

Jason A. Napolitano
Executive Vice President, Chief Financial Officer
and Secretary, Heska Corporation

This proxy statement and accompanying proxy card are being distributed on or about March 20, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2013

The Proxy Statement, the Proxy Card and our annual report on Form 10-K for the year ended December 31, 2012 are available at https://materials.proxyvote.com/42805E.

-i-

(Continued)

-ii-

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE 2013 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Heska Corporation, a Delaware corporation (“Heska” or the “Company”), is providing these proxy materials for you in connection with Heska’s Annual Meeting of Stockholders (the “Annual Meeting”). The 2013 Annual Meeting will take place on Tuesday, April 30, 2013. As a stockholder, you are invited to attend the 2013 Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the 2013 Annual Meeting, the voting process, the compensation of our Directors and most highly paid Executive Officers, and certain other required information. Our corporate 2012 Annual Report, and annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission (the “SEC”), are also enclosed.

Q:	What items of business will be voted on at the 2013 Annual Meeting?

A:	The items of business scheduled to be voted on at the 2013 Annual Meeting are:

(1)	The election of two nominees to serve on our Board of Directors for a three-year term;

(2)	The approval of an amendment and restatement to our 1997 Employee Stock Purchase Plan to, among other things, increase the authorized number of shares by 50,000 and allow for purchase prices no lower than the lesser of (i) a 5% discount at the beginning of an offering period of up to 27 months or (ii) a 15% discount at the time of purchase;
(3)	To ratify the appointment of our independent registered public accountant for fiscal 2013;

(4)	To offer approval of our executive compensation in a non-binding advisory vote;

(5)	An advisory vote on frequency of an advisory vote on executive compensation; and

(6)	An advisory vote with respect to discretionary voting by proxyholders, if other business properly comes before the 2013 Annual Meeting.

We will also consider other business that properly comes before the 2013 Annual Meeting.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the election of each of the Director nominees, FOR the approval of the amendment and restatement of the 1997 Employee Stock Purchase Plan, FOR the ratification of EKS&H LLLP as the Company’s independent registered public accountant, FOR the approval of the Company’s executive compensation policies, FOR one year as the frequency of the advisory vote on executive compensation and FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company’s stockholders, if other business properly comes before the 2013 Annual Meeting and you are voting by proxy.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 8, 2013 (the “Record Date”) are entitled to vote at the 2013 Annual Meeting. As of the Record Date, 5,802,656 shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. A list of stockholders entitled to vote at the 2013 Annual Meeting will be available at the 2013 Annual Meeting and for ten days prior to the meeting during normal business hours at our offices at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, by contacting our Secretary.

Q:	Will you be able to confirm I am a stockholder entitled to vote if I attend the 2013 Annual Meeting in person?

A:	We expect to be able to confirm you as such only under certain limited circumstances. A list of stockholders is maintained and provided to us by Computershare Trust Company, Inc. (“Computershare”), our registrar and transfer agent. This list forms the basis for tracking votes from given shares. We, through Computershare, should be able to confirm you are a stockholder entitled to vote if you hold shares registered in your name with Computershare (“Registered” shares). However, a large portion of our shares are held by Cede & Co., a nominee of Depository Trust Company (“DTC shares”) – as we believe is typical for publicly traded companies. We believe DTC shares are more conveniently publicly traded than other Registered shares and thus represent most of our daily trading volume. If a broker buys a position in DTC shares from another broker, we believe the identity of the parties is typically not reported to Computershare or us. We believe Depository Trust Company maintains records of the DTC shares allocated to different entities, such as brokers and banks, and in the case of a broker buying a position in DTC shares from another broker will record an increase in the number of DTC shares allocated to the first broker equal to the number of shares involved as well as a corresponding decrease in the number of shares allocated to the second broker. DTC shares allocated to a given broker in this way may represent many client accounts for which the broker or the broker’s agent maintains internal records, which we do not believe are generally shared with Depository Trust Company or Computershare.

If your shares are held through a broker, bank or other nominee and are not registered in your name with Computershare, such shares are herein referred to as being held in “Street Name”, and you probably received these materials through such broker, bank or other nominee. Computershare will generally not be able to identify the holders of shares held in Street Name as stockholders entitled to vote without further arrangements by the corresponding broker, bank or other nominee.

Q:	How can I tell if my shares are held in Street Name?

A:	If these proxy materials were mailed to you by an entity other than Computershare, your shares are probably held in Street Name. We believe most of our shares are held in Street Name.

Q:	How do I vote?

A:	There are two ways you can vote Registered shares:

(1)	Sign and date each proxy card you receive and return it in the postage prepaid envelope; and

(2)	Vote in-person at the 2013 Annual Meeting.

If you have shares held in Street Name, you should vote the shares via any procedure(s) adopted by your broker, bank or other nominee. These may include proxy voting communicated by mail, the internet or telephone. If you wish to vote these shares at the 2013 Annual Meeting, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2013 Annual Meeting.

Q:	How can I change my vote or revoke my proxy?

A:	For Registered shares, you have the right to revoke your proxy and change your vote at any time before the meeting by notifying our Secretary, or returning a later-dated proxy card. You may also revoke your proxy and change your vote by voting in person at the meeting.

For shares held in Street Name, you should follow any corresponding procedure(s) adopted by your broker, bank or other nominee. These may include procedures as simple as a later vote via the internet or telephone to change your vote.

Q:	Who can help answer my questions?

A:	If you have any questions about the 2013 Annual Meeting or how to vote or revoke your proxy, you should contact:

Heska Corporation

Attn: Secretary

3760 Rocky Mountain Avenue

Loveland, Colorado 80538

(970) 493-7272

If you need additional copies of this proxy statement or voting materials, please contact our Secretary as described above.

Q:	What does it mean if I get more than one proxy card?

A:	It probably means that you hold shares in more than one account. Sign and return all proxies to ensure that all of your shares are voted.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections is to be a representative of Computershare.

Q:	How do you expect votes will be counted for quorum and other purposes?

A:	We intend to count shares underlying proxies containing a “for”, “withhold”, “against”, “1”, “2”, “3” or “abstain” vote, as well as any signed and returned proxies without any voting instructions as “present” for purposes of determining a quorum.

We will consider an abstention or a non-vote on a given matter to be a forfeiture of the right to vote on that matter and a forfeiture of the voting power present at the 2013 Annual Meeting underlying the forfeited votes regarding that matter. Accordingly, if you abstain or do not vote on a given matter, your shares will not be voted “for” or “against” that matter and will not be considered as present and entitled to vote on that matter. An abstention or a non-vote on any matter will not affect your ability to vote on any other matter.

If you hold shares in Street Name through a broker, bank or other nominee, your broker, bank or nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker, bank or nominee specific instructions, your underlying shares may not be voted on those matters and, if so, will not be considered as present and entitled to vote with respect to those matters. In some cases, your broker, bank or other nominee may not be permitted by law, rule or policy to exercise voting discretion with respect to any matters to be acted upon and, in the absence of specific instructions from you, may not vote or submit a proxy card to anyone at all regarding these matters. In such a circumstance, your underlying shares will not be considered present at the Annual Meeting in person or by proxy and will not be voted on any matters to be acted upon therein.

Q:	What are the quorum and voting requirements for the 2013 Annual Meeting?

A:	The quorum requirement for holding the 2013 Annual Meeting and transacting business is that holders of a majority of the outstanding shares of our common stock entitled to vote must be present in person or represented by proxy at the meeting.

Election of Directors will be determined by a plurality of the votes of the shares having voting power present in person or by proxy, and entitled to vote, on the subject matter (a “Plurality Vote”).

The amendment and restatement of our 1997 Employee Stock Purchase Plan is to be approved by the vote of a majority of our outstanding shares (an “Absolute Majority Vote”). An Absolute Majority Vote will require 2,901,329 shares voting “FOR” for approval at our 2013 Annual Meeting.

The ratification of our independent registered public accountant for 2013 is to be approved by the vote of a majority of the shares having voting power present in person or by proxy, and entitled to vote, on the subject matter (a “Voting Majority”).

An offer of approval of our executive compensation in a non-binding advisory vote is to be obtained by a Voting Majority.

Any other business which may properly come before the 2013 Annual Meeting is to be determined by a Voting Majority, provided that enough votes to constitute a majority of a quorum shall be cast in favor of the business to be determined, unless the matter is one upon which by express provision of law or of our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), or of our Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

Q:	Who can attend the 2013 Annual Meeting?

A:	All stockholders as of the Record Date can attend. If you wish to vote your shares at the 2013 Annual Meeting and your shares are held in Street Name by a broker, bank or other nominee, you must contact your broker, bank or other nominee to obtain the proper documentation and bring it with you to the 2013 Annual Meeting.

Q:	What happens if additional matters are presented at the 2013 Annual Meeting?

A:	Other than the five specific items of business described in this proxy statement, we are not aware of any other business to be acted upon at the 2013 Annual Meeting. If other business properly comes before the 2013 Annual Meeting, we will first conduct an advisory vote of stockholders who have granted us a proxy regarding the preference of these stockholders’ regarding the manner in which the below persons named as proxyholders exercise their voting discretion, and then proceed to consideration of the other business which has properly come before the 2013 Annual Meeting. If you grant a proxy, the persons named as proxyholders—Robert B. Grieve, Ph.D., our Chairman and Chief Executive Officer, Jason A. Napolitano, our Executive Vice President, Chief Financial Officer and Secretary and Michael A. Bent, our Vice President, Principal Accounting Officer and Controller—will have the discretion to vote your shares on any additional matters presented for a vote at the meeting. It is important to note that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.

Q:	What happens if one or more of the nominees for Director is unable to stand for election?

A:	If for any unforeseen reason any of our nominees is not available as a candidate for Director, the persons named as proxyholders—Dr. Grieve, Mr. Napolitano and Mr. Bent—intend to vote your proxy for such other candidate or candidates who may be nominated by the Board.
Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the 2013 Annual Meeting, and publish final voting results in an 8-K filing with the SEC within 4 business days of the 2013 Annual Meeting. If final voting results are not available within 4 business days of the 2013 Annual Meeting, we intend to publish preliminary voting results in an 8-K filing with the SEC on the fourth business day following the 2013 Annual Meeting and then publish final voting results in an 8-K filing with the SEC within 4 business days of the final voting results becoming known. We also intend to announce our decision on the frequency of advisory executive compensation stockholder votes in a Form 8-K filed with the SEC no later than 150 days after the 2013 Annual Meeting.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as Directors?

A:	Yes. You may submit proposals, including Director nominations, for consideration at future stockholder meetings. All proposals or nominations should be addressed to: Secretary, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, the written proposal must be received by our Secretary at our principal executive offices under either (1) Rule 14a-8 under the Securities Exchange Act of 1934, as amended (a “Rule 14 Proposal”) or (2) the bylaws of Heska (a “Bylaws Proposal”). A Rule 14 Proposal must be received by our Secretary at our principal executive offices no later than November 18, 2013. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable period of time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. For a Bylaws Proposal, the stockholder must deliver a written notice of intent to propose such action in accordance with our bylaws, which in general require that the notice be received by us not less than 60 days nor more than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was mailed to stockholders. These proxy materials for the 2013 Annual Meeting are to be mailed on March 20, 2013. This means that for the 2014 Annual Meeting, that any such proposal must be received no earlier than December 20, 2013 and no later than January 19, 2014.

Director Nominees: You may propose Director candidates for consideration by the Board’s Corporate Governance Committee. Any such recommendations should be directed to our Secretary at our principal executive offices. In addition, you may nominate a Director for consideration by Heska’s stockholders if you give timely and adequate notice to our Secretary of your intention to make such nomination in accordance with our bylaws, which require that the notice be received by the Secretary within the time periods described above under “Stockholder Proposals” and with the detail regarding your nomination as is required by our bylaws.

Copy of Bylaw Provisions: You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating Director candidates. A copy of our bylaws has also been filed with the SEC with our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. This document is accessible at the website of the SEC at www.sec.gov.

Q:	Who bears the costs of soliciting votes for the 2013 Annual Meeting?

A:	Heska is making this solicitation and will pay the entire cost of preparing, printing, assembling and mailing these proxy materials. In addition to the mailing of these proxy materials, certain of our Directors and employees may solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile. No additional compensation will be paid to these people for such solicitation. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 (“Morrow”) to solicit proxies on our behalf for a fee of $10 thousand, which may increase based on Morrow’s solicitation activities with non-objecting beneficial owners of our stock, plus reimbursement of certain disbursements. We believe our engagement with Morrow is consistent with customary terms and conditions for soliciting proxies. Charges under the engagement may increase if we direct Morrow to engage in activities not currently contemplated. We may enlist the assistance of brokerage firms, fiduciaries, custodians and other third party solicitation firms in soliciting proxies. If we elect to engage any such assistance, our arrangements with the solicitation firm(s) will be on customary terms and conditions, the cost of which is not anticipated to be material to us. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

BOARD STRUCTURE AND COMMITTEES

Our Board is divided into three classes serving staggered three-year terms. Our Board has three standing Committees, each of which is chaired by an independent Director: (1) Audit (the “Audit Committee”), (2) Compensation (the “Compensation Committee”) and (3) Corporate Governance (the “Corporate Governance Committee”). The membership during 2012 and the function of each Committee are described below. Our Board held seven meetings during 2012. Our Board currently has six (6) Directors, arranging into three classes with overlapping three-year terms of service: Robert B. Grieve, Ph.D., Chairman (Class III), William A. Aylesworth (Class III), Peter Eio (Class II), G. Irwin Gordon (Class I), Sharon L. Riley (Class II) and Carol A. Wrenn (Class I). We encourage our Directors to attend each Annual Meeting and all of our Directors in May 2012 attended our last annual meeting of stockholders. Our Board has voted to reduce the Board’s size to five (5) members, with Class I consisting of two (2) Directors, Class II consisting of one (1) Director and Class III consisting of two (2) Directors, beginning at our 2013 Annual Meeting. Ms. Wrenn accepted appointment to our Board on January 1, 2013. John F. Sasen, Sr. served as Director from October 1998 until his death on February 26, 2013. Louise L. McCormick served as Director from January 2008 until March 15, 2013, the effective date of her retirement from our Board following her recent relocation to the United Kingdom. All Board members have attended at least 75% of all Board and applicable Committee meetings. Our Board has nominated two Directors for election as Class I Directors at our 2013 Annual Meeting: G. Irwin Gordon and Carol A. Wrenn.

Board Leadership Structure

Since May 2000, Dr. Grieve has served as both our Chairman and Chief Executive Officer and we believe the Company has benefited from the efficiencies inherent in combining these roles during this time period. In 2010, we amended our bylaws to allow our Board to formally choose a Lead Director. The Lead Director is expected to chair sessions involving only the independent Directors, among other responsibilities as the Board may provide. Mr. Aylesworth has served as our Lead Director since our 2010 Annual Meeting on May 4, 2010. We believe our Lead Director function serves to simplify communications between management and the independent Directors, enhance our Board’s operations, in particular in situations where it is appropriate for the independent Directors to act without management involvement, and increase the credibility of the Company’s independent Director oversight function.

Board Risk Oversight

Our business, including risk oversight, is conducted with the advice, counsel and direction of our Board. The formal channel for risk-related information to be communicated to our Board is through our Chief Executive Officer. Our Chief Executive Officer periodically conveys the Company’s risks, including credit risks, liquidity risks and operational risks to the Board at Board meetings and through other forms of communication, such as email, as appropriate. Our Board may also discuss the Company’s risks with other members of management as directed by our Chief Executive Officer or as part of another Board function. For example, our Chief Financial Officer and our Controller have both discussed credit risk with Directors during Audit Committee meetings primarily focused on accounting determinations.

Board Independence

Our Board has determined that each of the Directors standing for re-election has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Stock Market listing standards (the “Nasdaq Listing Standards”). Furthermore, the Board has determined that, with the exception of Dr. Grieve, Heska’s Chairman and Chief Executive Officer, all current members of the Board meet the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Audit Committee

Our Audit Committee has the following responsibilities:

•	appoint and replace our independent auditors;

•	compensate and oversee the work of our independent auditors;

•	oversee and monitor the integrity of our annual and quarterly financial statements;

•	review and discuss with management and our independent auditors significant financial reporting issues and critical accounting policies and practices;

•	oversee and monitor the qualifications, independence and performance of our independent auditors;

•	oversee and monitor our internal accounting and financial controls; and

•	provide the results of examinations and recommendations derived therefrom to the Board.

During 2012, our Audit Committee met six times. Our Audit Committee consisted of Mr. Eio, as Chairman, Mr. Aylesworth, Ms. McCormick and Ms. Riley from July 1, 2011 through February 20, 2013, Mr. Eio, as Chairman, Mr. Aylesworth, Ms. McCormick, Ms. Riley and Ms. Wrenn after February 20, 2013 through Ms. McCormick’s retirement from the Board on March 15, 2013 and Mr. Eio, as Chairman, Mr. Aylesworth, Ms. Riley and Ms. Wrenn thereafter. Our Audit Committee is to consist of Mr. Aylesworth, as Chairman, Ms. Riley and Ms. Wrenn beginning at our 2013 Annual Meeting.

Our Board has determined that each of the current members of our Audit Committee meets the requirements of “independence” as set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards. Our Board has also determined that William A. Aylesworth is an audit committee financial expert within the meaning of the rules and regulations promulgated by the SEC and he has accounting and related financial management expertise within the meaning of the Nasdaq Listing Standards.

Our Audit Committee has a written charter, which is available on our website at www.heska.com (under Investors – Corporate Governance). The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Compensation Committee

Our Compensation Committee has the following responsibilities:

•	discharge the Board’s responsibilities relating to compensation of our Executive Officers, including our Chief Executive Officer;

•	oversee all compensation programs involving the use of our stock; and

•	produce an annual report on executive compensation for inclusion in our proxy statement for our annual meeting of stockholders.

During 2012, our Compensation Committee met seven times. Our Compensation Committee consisted of Mr. Gordon, as Chairman, Mr. Eio and Mr. Sasen from our 2010 Annual Meeting until Mr. Sasen’s death on February 26, 2013 and Mr. Gordon, as Chairman, and Mr. Eio thereafter. Our Compensation Committee is to consist of Mr. Gordon, as Chairman, and Ms. Wrenn beginning at our 2013 Annual Meeting.

Our Board has determined that each of the current members of our Compensation Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Our Compensation Committee has a written charter, which is available on our website at www.heska.com (under Investors – Corporate Governance). The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Corporate Governance Committee

Our Corporate Governance Committee has the following responsibilities:

•	assist our Board by identifying qualified candidates for Director, and select the Director nominees for each annual meeting of stockholders;

•	lead our Board in its annual review of our Board’s performance;

•	recommend Director nominees to our Board for each Board Committee;

•	develop and recommend to our Board the corporate governance guidelines applicable to the Company; and

•	review and advise the Board on Director compensation matters.

During 2012, our Corporate Governance Committee met five times. Our Corporate Governance Committee has consisted of Ms. McCormick, as Chairwoman, Mr. Gordon and Mr. Sasen from our 2010 Annual Meeting to January 1, 2013, Ms. McCormick, as Chairwoman, Mr. Gordon, Ms. Riley and Mr. Sasen from January 1, 2013 until Mr. Sasen’s death on February 26, 2013, then Ms. McCormick, as Chairwoman, Mr. Gordon and Ms. Riley through Ms. McCormick’s retirement from the Board on March 15, 2013 and Ms. Riley, as Chairwoman, and Mr. Gordon thereafter.

Our Board has determined that each of the current members of our Corporate Governance Committee meets the requirements of “independence” as set forth in the rules and regulations promulgated by the SEC and the Nasdaq Listing Standards.

Our Corporate Governance Committee has a written charter, which is available on our website at www.heska.com. In addition, our Corporate Governance Committee prepared, and our full Board has approved, Corporate Governance Guidelines outlining the qualifications, responsibilities and other issues related to our Board’s governance role and functions. The document is also available on our website at www.heska.com (under Investors – Corporate Governance). The references to the Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Director Qualification and Nomination

Service on our Board varies from a couple of months to over 20 years. All of our Directors have gained Company and industry specific knowledge as a result. The experience, qualifications, attributes or skills that qualify our Directors to serve on our Board are discussed on a Director-by-Director basis in the “Election of Directors” section of this document as well as in this “Board Structure and Committees” section. None of our Directors is serving as a result of one specific qualification. It is the breadth of their individual experiences and the manner in which they complement each other as a group that make them individually and collectively attractive Directors.

Our Corporate Governance Committee does not have an established policy for minimum qualifications of Director nominees or appointees. However, pursuant to our Corporate Governance Committee Charter, we believe that it is in the best interests of the Corporation and its stockholders to obtain highly qualified candidates for the Board. Our Corporate Governance Committee seeks candidates with excellent decision-making ability, business experience, relevant experience, personal integrity and reputation as candidates for nomination and appointment.

Our Corporate Governance Committee does not have an established policy for diversity of Director nominees or appointees. However, we believe diversity is inherent in our approach of seeking high quality individuals with complementary skills to create a group dynamic and decision making process that is even stronger than would be obtained by the mere summation of its individual contributors in isolation.

Our Corporate Governance Committee does not have a formalized process for identifying and evaluating nominees or appointees for Director. Our Corporate Governance Committee determines desired Board member skills and attributes and conducts searches for prospective Director candidates whose skills and attributes reflect those desired. This analysis may start with a Board evaluation, including determination of areas of strength and areas for improvement. Particular skills and experience may be desired in areas of improvement. Our Corporate Governance Committee may determine guidelines and parameters for a search for an individual with the desired skills and experience. Our Corporate Governance Committee will evaluate candidates identified by its own initiative as well as candidates referred to it by other members of the Board, by the Company’s management, or by external sources. Our Corporate Governance Committee has utilized a third-party executive search firm in the past to identify candidates as well as other sources. Our Corporate Governance Committee has adopted a policy stating it will not consider unsolicited applications for Board membership.

Our Corporate Governance Committee will also consider nominees recommended by stockholders provided such recommendations are made in accordance with our bylaws and the procedures described in this proxy statement under “Questions and Answers About the Proxy Materials and the 2013 Annual Meeting.” Although to date no stockholder has presented any candidate for Board membership to us, it is expected that recommendations from stockholders would generally be considered in the same manner as recommendations by a Director or an Officer of the Company.

Stockholder Communication with our Board

Stockholders can contact our Board, any Committee thereof, or any Director in particular, by writing to them, c/o Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538, Attn: Secretary. We will forward any correspondence sent in the foregoing manner to the appropriate addressee without review by management.

DIRECTOR COMPENSATION

The form and amount of compensation paid to the non-employee Directors is reviewed from time to time by our Corporate Governance Committee. Any revisions to our Director Compensation policy have been recommended by our Corporate Governance Committee and approved by our Board. In 2012, our Corporate Governance Committee worked with the same compensation consultant and the same set of comparable companies our Compensation Committee used to evaluate executive compensation to evaluate Director compensation. The Corporate Governance Committee decided to recommend an enhanced policy for Director compensation designed to deliver a compensation package in the middle of the range. In November 2012, following the recommendation of our Corporate Governance Committee, our Board voted to amend our Director Compensation policy effective January 1, 2013.

In 2012, our sole employee Director did not receive any separate compensation for his Board activities.

2012 Non-Employee Director Compensation

On each date of our Annual Meeting, each continuing non-employee Director who was a Director immediately prior to the Annual Meeting automatically received options to purchase shares of our common stock valued at $37,500, subject to a maximum grant of options to purchase 5,000 shares of our common stock. These grants were to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award. Any new non-employee Directors appointed or elected to our Board was to be automatically granted options to purchase shares of our common stock valued at $37,500, subject to a maximum grant of option to purchase 5,000 shares of our common stock. Any such grant was to be immediately exercisable and to vest over a period of four years in equal annual installments. The value for options granted pursuant to this paragraph was to be determined pursuant to our option valuation policy at the time of issuance.

Each non-employee Director was also entitled to an annual cash retainer in the amount of $31,500. The Company paid the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service to the Company as a non-employee Director on such date.

Our Lead Director was entitled to an additional annual cash retainer in the amount of $10,000 (the “Lead Retainer”). The Company was to pay the Lead Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Lead Director on such date. In addition, each non-employee Director who served as Chairperson of a Board Committee was entitled to an annual cash retainer in the amount of $4,500 (the “Chair Retainer”). The Company paid the Chair Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as Chairperson of such Committee on such date. Each non-employee Director who served on a Board Committee was entitled to an annual cash retainer of $3,000 (the “Committee Retainer”) per committee. A non-employee Director who was also the Chairperson of a Committee was entitled to the Committee Retainer in addition to the Chair Retainer. The Company paid the Committee Retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service as a member of such Committee on such date.

Non-employee Directors also continued to be reimbursed for customary and usual travel and other expenses.

The following tables provide information for fiscal 2012 compensation for non-employee Directors who served during fiscal 2012.

Director Compensation (1)

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William A. Aylesworth	44,500	—	20,458	—	—	—	64,958
Peter Eio	42,000	—	20,458	—	—	—	62,458
G. Irwin Gordon	42,000	—	20,458	—	—	—	62,458
Louise L. McCormick	42,000	—	20,484	—	—	—	62,484
Sharon L. Riley	34,500	—	20,830	—	—	—	55,330
John F. Sasen, Sr.	37,500	—	20,458	—	—	—	57,958

2012 Equity Grants to Directors

Name	Grant Date	Number of Securities Underlying Options	Exercise Price ($)	Grant Date Fair Value of Option Award ($) (3)
William A. Aylesworth	5/8/12	5,000	12.40	22,536
Peter Eio	5/8/12	5,000	12.40	22,536
G. Irwin Gordon	5/8/12	5,000	12.40	22,536
Louise L. McCormick	5/8/12	5,000	12.40	22,536
Sharon L. Riley	5/8/12	5,000	12.40	22,536
John F. Sasen, Sr.	5/8/12	5,000	12.40	22,536

(1)	Reimbursed travel expenses incurred in connection with Board and Board Committee meeting attendance are not included.
(2)	Represents cost recognized in 2012 for financial reporting purposes.
(3)	Grant date fair value of option awards are based on valuation techniques required by current accounting guidance which we use in preparing our financial statements (“Option Accounting Rules”). Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 in our Note 6 of the Notes to Consolidated Financial Statements.

2013 Non-Employee Director Compensation

On each date of our Annual Meeting, each non-employee Director elected and each other continuing non-employee Director who was a Director immediately prior to the Annual Meeting is to automatically receive options to purchase shares of our common stock valued at $50,000 (the “Director Value”), subject to a maximum grant of options to purchase 5,000 (the “Option Cap”) shares of our common stock. These grants are to be immediately exercisable and to vest in full on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the Annual Meeting for the year following the year of grant for the award. Any new non-employee Director appointed or elected to our Board between Annual Meetings is to be automatically granted immediately exercisable options to purchase shares of our common stock with Director Value and Option Cap adjusted prorata for the time until the next Annual Meeting and which vest at the same time as options issued to Directors at the last Annual Meeting. The value for options granted pursuant to this paragraph is to be determined pursuant to our option valuation policy at the time of issuance.

Each non-employee Director is also entitled to an annual cash retainer in the amount of $40,000. The Company pays the annual retainer in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service to the Company as a non-employee Director on such date.

Other cash compensation, payable in advance, in quarterly installments on the first business day of each calendar quarter, subject to the non-employee Director’s continued service in such role on such date is as follows (Directors are not to be paid a Chair and member-based fee for serving on the same Committee):

Lead Director	$10,000
Audit Chair	$20,000
Compensation Chair	$12,000
Corporate Governance Chair	$7,500
Audit Member	$10,000
Compensation Member	$6,000
Corporate Governance Member	$3,000

Non-employee Directors will also continue to be reimbursed for customary and usual travel and other expenses.

NON-DIRECTOR EXECUTIVE OFFICERS

Our executive officers who are not directors and their ages as of March 14, 2013 are as follows:

Name	Age	Position
Kevin S. Wilson	41	President and Chief Operating Officer
Jason A. Napolitano	44	Executive Vice President, Chief Financial Officer and Secretary
Michael J. McGinley, Ph.D.	52	President, Biologicals & Pharmaceuticals
Nancy Wisnewski, Ph.D.	50	Executive Vice President, Product Development and Customer Support
Joseph P. Aperfine, Jr.	52	Executive Vice President, Companion Animal Health Sales
Steven M. Asakowicz	47	Executive Vice President, Companion Animal Health Sales
Rodney A. Lippincott	39	Executive Vice President, Companion Animal Health Sales
Michael A. Bent	58	Vice President, Principal Accounting Officer and Controller

Kevin S. Wilson was appointed our President and Chief Operating Officer in February 2013. Mr. Wilson is a founder, member and officer of Cuattro, LLC. Since 2008, he has been involved in developing technologies for radiographic imaging with Cuattro, LLC and including as a founder of Cuattro Software, LLC, Cuattro Medical, LLC and Cuattro Veterinary, LLC. Mr. Wilson served on the board of various private, non-profit, and educational organizations from 2005 to 2011. He was a founder of Sound Technologies, Inc., a diagnostic imaging company, in 1996. After Sound Technologies, Inc. was sold to VCA Antech, Inc. in 2004, Mr. Wilson served as Chief Strategy Officer for VCA Antech, Inc. until 2006. Mr. Wilson attended Saddleback College.

Jason A. Napolitano was appointed Executive Vice President and Chief Financial Officer in May 2002. He was appointed our Secretary in February 2009. He also served as our Secretary from May 2002 to December 2006. Prior to joining us formally, he was a financial consultant. From 1990 to 2001, Mr. Napolitano held various positions at Credit Suisse First Boston, an investment bank, including Vice President in health care investment banking and Director in mergers and acquisitions. He holds a B.S. degree from Yale University.

Michael J. McGinley, Ph.D. was appointed President, Biologicals & Pharmaceuticals in February 2013. He previously served as President and Chief Operating Officer from January 2009 to February 2013, Vice President, Global Operations from April through December 2008, Vice President, Operations and Technical Affairs and General Manager, Heska Des Moines from January 2002 to April 2008 and in other positions beginning in June 1997. Prior to joining the Company, Dr. McGinley held positions with Bayer Animal Health and Fort Dodge Laboratories. He holds Doctorate and M.S. degrees in Immunobiology from Iowa State University and successfully completed the Advanced Management Program at the Harvard Business School in 2008.

Nancy Wisnewski, Ph.D. was appointed Executive Vice President, Product Development and Customer Support in April 2011. She served as Vice President, Product Development and Technical Customer Service from December 2006 to April 2011. From January 2006 to November 2006, Dr. Wisnewski was Vice President, Research and Development. Dr. Wisnewski held various positions in Heska’s Research and Development organization between 1993 and 2005. She holds a Doctorate in Parasitology/Biochemistry from the University of Notre Dame and a B.S. in Biology from Lafayette College.

Joseph P. Aperfine, Jr. was appointed Executive Vice President, Companion Animal Health Sales in February 2013. He previously served as Executive Vice President, Sales and Marketing from May 2011 to February 2013. Prior to joining the Company, Mr. Aperfine held positions with Banfield The Pet Hospital (“Banfield”), most recently as Chief Learning Officer. Mr. Aperfine was an officer of Banfield since September 2004. Mr. Aperfine was Chief Operating Officer at Merlin Digital Technology, a diagnostic imaging and telemedicine business which shared management and ownership with Banfield, from September 2004 until Merlin’s sale in March 2009. He was Vice President of Sales for Novartis Animal Health from May 2003 to September 2004. Mr. Aperfine was employed by IDEXX Laboratories, Inc. in various positions from March 1996 to May 2003. He holds a B.S. in Engineering from the United States Military Academy and is a former U.S. Army Ranger.

Steven M. Asakowicz was appointed Executive Vice President, Companion Animal Health Sales in February 2013. From July 2011 to February 2013, he was employed by Cuattro, LLC as Vice President, Sales – US Veterinary and sold exclusively on behalf of Cuattro Veterinary USA, LLC. Mr. Asakowicz previously worked as Sales Director for Sound Technologies, Inc. (“Sound”) from November 2002 to June 2011, including after Sound was acquired by VCA Antech, Inc. in 2004. Mr. Asakowicz holds a B.A. degree from San Diego State University.

Rodney A. Lippincott was appointed Executive Vice President, Companion Animal Health Sales in February 2013. From July 2011 to February 2013, he was employed by Cuattro, LLC as Vice President, Sales – US Veterinary and sold exclusively on behalf of Cuattro Veterinary USA, LLC. Mr. Lippincott held various positions including Sales Director for Sound Technologies, Inc., a unit of VCA Antech, Inc., from September 2007 to June 2011. Prior to entering the animal health market, Mr. Lippincott spent 13.5 years employed by Smith Micro Software, Inc. and held positions including US and International Sales Manager and Director of Marketing. Mr. Lippincott attended Saddleback College and completed the Executive Education Marketing Management Program at Stanford University, Graduate School of Business.

Michael A. Bent was appointed Vice President, Principal Accounting Officer and Controller in May 2002. From September 1999 until April 2002, he was Corporate Controller. From November 1993 until September 1999, Mr. Bent was Director, Accounting Operations at Coors Brewing Company. Mr. Bent holds a B.S. in accounting from the University of Wyoming. Mr. Bent is a CPA in Colorado and Wyoming.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board is divided into three classes serving staggered three-year terms. Our amended and restated certificate of incorporation requires us to ensure each class is as nearly equal in number as possible. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

The terms for two continuing Directors will expire at this 2013 Annual Meeting. Directors elected at the 2013 Annual Meeting will hold office for a three-year term expiring at our 2016 Annual Meeting (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal).

Nominee for Three-Year Terms That Will Expire in 2016 (Class I)

G. Irwin Gordon, age 62, has served us as a Director since May 2001. Mr. Gordon is the CEO of Landes Foods, a Dallas-based food manufacturer, a position he has held since September 2012. Mr. Gordon is also the Managing Partner of Trion LLC, a consulting firm he founded in 2000. From July 2000 until August 2001, Mr. Gordon served as President and Chief Executive Officer of Gruma Corporation, a food manufacturer. He also served as President and Chief Operating Officer of Suiza Foods Corporation, a food manufacturer and distributor, from February 1998 to October 1999. Mr. Gordon joined Suiza in August 1997 as its Executive Vice President and Chief Marketing Officer. Prior to joining Suiza, Mr. Gordon held various positions with subsidiaries of PepsiCo, Inc. (“PepsiCo”), including most recently as Senior Vice President Global Branding for Frito-Lay, Inc., from May 1996 to August 1997. From 1983 to 1992, Mr. Gordon served as President and General Manager of several international Frito-Lay companies before becoming Senior Vice President Marketing, Sales and Technology for Frito-Lay International from 1992 to 1996. Prior to joining PepsiCo in 1992, Mr. Gordon served in various capacities at the Kellogg Company. Mr. Gordon holds an Education degree from the University of British Columbia and a Management Certificate from Stanford University.

Carol A. Wrenn, age 52, has served us as a Director since January 2013. She founded Sky River Helicopters, LLC in 2010 and has served as President of that company since 2010. She served as an Executive Vice President and the President of the Animal Health Division at Alpharma Inc. from 2001 to 2009. Ms. Wrenn also held the position of Chairman of the Animal Health Institute from 2007 to 2009 and was a member of the board of directors of the International Federation of Animal Health from 2002 to 2009. Prior to joining Alpharma, Ms. Wrenn held various executive positions at Honeywell International Inc. (formerly, AlliedSignal Inc.) from 1984 to 2001. She served as Business Director of Honeywell’s Refrigerants, Fluorine Products Division from 2000 to 2001 and was the Commercial Director and Managing Director of Honeywell’s European Fluorochemical operations from 1997 to 2000. Ms. Wrenn also held a number of positions in sales, marketing, business development and finance during her tenure with AlliedSignal. Ms. Wrenn serves as a Director of Phibro Animal Health Corporation. She holds a Bachelor’s Degree from Union College and an MBA from Lehigh University.

If any nominee is unable or declines to serve as Director at the time of the 2013 Annual Meeting, the proxyholders intend to vote for such other candidate or candidates who may be nominated by the Board.

Vote Required; Recommendation of our Board of Directors

A Plurality Vote is required to elect each of two Directors. If no such Plurality Vote is obtained for one or more Director positions, Mr. Gordon and/or Ms. Wrenn will continue to serve as Directors until their respective successors are elected and qualified, or until their earlier death, resignation or removal, based on the status of their election and length of service.

Our Board of Directors unanimously recommends a vote FOR the election of its nominees, Mr. Gordon and Ms. Wrenn, as our Directors.

Heska’s Directors listed below whose terms are not expiring at the Annual Meeting will continue in office for the remainder of their terms in accordance with our bylaws. Information regarding the business experience and education of each of such Director is provided below.

Directors Whose Terms Will Expire in 2015 (Class III)

William A. Aylesworth, age 70, has served us as a Director since June 2000 and our Lead Director since May 2010. Mr. Aylesworth served as Senior Vice President from 1988 to 2003 and Chief Financial Officer of Texas Instruments Incorporated (“Texas Instruments”) from 1984 to 2003. He served as Treasurer of Texas Instruments from 1982 to 2002. From 1972 to 1982, he served in treasury services, and from 1967 to 1972, he held numerous assignments in control, manufacturing and marketing for Texas Instruments. Mr. Aylesworth retired from Texas Instruments in 2003. He holds an M.S. in industrial administration from Carnegie Mellon University and a B.E.E. in electrical engineering from Cornell University.

Robert B. Grieve, Ph.D., age 61, one of our founders, currently serves as Chief Executive Officer and Chairman of the Board of Directors. Dr. Grieve was named Chief Executive Officer effective January 1999, Vice Chairman effective March 1992 and Chairman of the Board effective May 2000. Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development, from March 1992 to December 1994. He has been a member of our Board of Directors since 1990. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

Director Whose Term Will Expire in 2014 (Class II)

Sharon L. Riley, age 52, has served us as a Director since July 2011. Ms. Riley served as Chief Executive Officer UT Southwestern University Hospitals and Vice President for University Hospitals, UT Southwestern Medical Center from 2004 to 2010. From 2000 to 2004 she was the COO at Anne Arundel Health System in Annapolis, Maryland. She held various jobs (Associate Administrator, COO and Corporate Vice President) during her employment in the Nebraska Health System from 1995 to 2000. From 1990 to 1995 she was an Assistant Administrator in the Inova Health System in Virginia. Prior to 1990 she was with Brackenridge Hospital in Austin, Texas and the Good Samaritan Hospital and Health Center in Dayton, Ohio. Ms. Riley currently serves as an Advisor to DigiWorksCorp, and as a member of the Innovation Council of Anthello Healthcare Solutions, Inc. She has also served on various boards and been involved with several community projects. Ms. Riley holds BBA (Business Administration) and MA (Hospital and Health Administration) degrees from the University of Iowa.

Director Whose Term Will Expire at the 2013 Annual Meeting

Peter Eio, age 71, has served us as a Director since October 2002. Mr. Eio served as the President of LEGO Systems, Inc., from 1989 to 2001 and was Managing Director of LEGO UK from 1982 to 1989. He also held various positions with International Playtex, Inc., in Scandinavia and the UK from 1971 to 1981. His previous experience includes marketing, sales and general management positions. Mr. Eio is also a Director of a private company and serves on the Board of several charitable and educational organizations. Mr. Eio holds honorary degrees from Rensselaer Polytechnic Institute (Doctor of laws—honoris causa, 1996) and the University of Hartford (Doctor of Commercial Science—honoris causa, 2009). He attended the IMD Business School in Lausanne, Switzerland and received the Prince Henrik Medal of Honor for services to Danish industry in 1992.

PROPOSAL NO. 2

AMENDMENT AND RESTATEMENT OF 1997 EMPLOYEE STOCK PURCHASE PLAN

General

Authorized Shares. We are seeking your approval to amend and restate our 1997 Employee Stock Purchase Plan (the “ESPP”), including an increase in the number of shares of our common stock available for issuance under the ESPP by 50,000 shares - from 325,000 to 375,000 shares. The proposed 50,000 share increase represents less than 1% of our current shares outstanding.

Background – Purchase Price at the end of an Accumulation Period. Our current ESPP is designed to make scheduled purchases at the end of every accumulation period, as is our proposed and amended ESPP. Accumulation periods are six months, or two scheduled purchases per year, under our current ESPP and are to be three months, or four scheduled purchases per year, under our proposed and amended ESPP. The balance of this section refers to the purchase price participants in our ESPP are to pay for shares purchased at the end of these scheduled accumulation periods under our ESPP.

We believe that our ESPP can assist us in attracting and retaining skilled personnel and lower our cash outflows. In the past three years, however, only between approximately 23% and 26% of our employees have participated in any given semi-annual purchase under our ESPP. The participation in our ESPP was typically higher in periods when the purchase price was the lower of (i) a 15% discount to fair market value at the beginning of an offering period and (ii) a 15% discount to fair market value at the time of purchase at the end of any accumulation period (a “Traditional Lookback Price”), as was the case from the adoption of our ESPP until our ESPP amendment and restatement effective on July 1, 2005. Since our ESPP amendment and restatement effective on July 1, 2005, all ESPP purchases have occurred at a 15% discount to the fair market value at the end of an accumulation period scheduled under our ESPP, without regard to the price at the beginning of the applicable offering period.

We considered adding a Traditional Lookback Price to make our ESPP more attractive to employees and increase participation. We considered that a Traditional Lookback Price potentially gave employees an incentive to help increase the stock price, as employees would get the benefit of buying at a lower price for some time period. However, we were concerned with the potential expense and dilution of using a Traditional Lookback Price. For example, in December 2003 we had employees purchase stock at a discount in excess of 87% (the “Deep Discount Purchase”) to the market price due to the Lookback Price in our ESPP and steep increase in the market value of our stock in a relatively short period of time, and, accordingly, shares approved under our ESPP were utilized more quickly than anticipated.

We considered features that could lower the cost and dilution of using a Traditional Lookback Price. The first of two such features incorporated in our amended and restated ESPP is to lower the maximum price discount at which shares may be purchased based on the beginning of an offering period to 5%. This is in contrast to a 15% discount at the beginning of an offering period under a Traditional Lookback Price.

The second of two features we installed to lower the cost and dilution of using a Traditional Lookback Price is to set a cap on the discount to fair market value at which shares could be purchased in situations where the discounted price available under the ESPP based on the fair market value at the beginning of the applicable offering period was less than the discounted price available under the ESPP based on the fair market value at the time of purchase. It was such a scenario that led to the Deep Discount Purchase. Such purchases may be made in compliance with Section 423 of the Internal Revenue Code (the “Code”) at discounts to fair market value at the time of purchase of 87% or more because the price is based on the price at the beginning of the applicable offering period. Our amended and restated ESPP sets a maximum discount, or cap, of 35% of the fair market value at the time of purchase in such circumstances. So if the stock prices that led to the 87% under the Deep Discount Purchase were to recur, the shares would be purchased at a 35% discount under our Amended and Restated ESPP. This may lead to purchases under our ESPP that are at less than a 5% discount, equal to, or at a premium to fair market value at the beginning of the corresponding offering period.

Our amended and restated ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. We believe the proposed amendment to our ESPP retains the economically attractive benefits of a plan utilizing a Traditional Lookback Price but will be less expensive and dilutive to stockholders. We believe our amended and restated ESPP will increase our participation rate and correspondingly lower cash outflows for employee compensation for what they otherwise would have been.

In March 2013, our Board of Directors approved this amendment contingent on the affirmative vote of a majority of our shares outstanding. The amended and restated ESPP is enclosed as Appendix A to this proxy statement. A summary of essential ESPP features is provided below.

Summary of Employee Stock Purchase Plan

General. Our ESPP was originally approved by our Board of Directors and stockholders in April 1997, and provides our employees with the opportunity to increase their proprietary interest in the success of the Company by purchasing shares of common stock on favorable terms. The number of shares of common stock previously authorized for issuance by our stockholders under our ESPP was 325,000. 316,607 of these authorized shares have been used to purchase shares under our ESPP to date, leaving us with only 8,393 shares available for issuance under our ESPP. If an increase in shares is not approved, based on recent experience we believe this will allow us to make one more full purchase for employees in June 2013 and one partial purchase, where eligible employees receive prorated share amounts significantly less than they would have otherwise received, in December 2013.

Administration. The Compensation Committee of our Board of Directors is responsible for the administration of our ESPP. Our ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. All questions of interpretation or application of our ESPP are to be determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility and Participation. Currently, all U.S. employees who work more than 20 hours per week for more than five months per calendar year, and are employed by us or one of our U.S. subsidiaries are eligible to participate in our ESPP, unless the employee would own 5% or more of the total combined voting power of our stock at the start of an offering period. Participation in the ESPP is voluntary.

Offering Periods and Accumulation Periods. Shares of stock are offered for purchase through a series of consecutive, overlapping 27-month offering periods. New offering periods start on each January 1, April 1, July 1 and October 1. Each offering period includes up to nine successive three-month accumulation periods which start on each January 1, April 1, July 1 and October 1 and end with a planned stock purchase on each March 31, June 30, September 30 and December 31, respectively. The maximum number of shares which may be purchased in any given 27-month offering period is 1,800 shares.

Market-based Enrollment in a Subsequent Offering Period. When the fair market value of stock at the beginning of a new offering period is lower than that at the beginning of the offering period in which a participant is currently enrolled, such participant is automatically enrolled in such new offering period, subject to certain limitations. Participants have the right to opt-out of this automatic enrollment as well as to opt-in to an offering period in which they would not have been automatically enrolled.

Purchase Price at the end of an Accumulation Period. The purchase price per share at the end of an accumulation period is to be no lower than the lesser of (i) a 5% discount to fair market value at the beginning of an offering period not to exceed 27 months and (ii) a 15% discount to fair market value at the time of purchase. If the fair market value of stock has increased by enough in a given offering period, the purchase price may occur at lower than a 5% discount, equal to, or at a premium to fair market value at the beginning of the corresponding offering period due to the maximum discount feature of our plan as described in the fifth paragraph of the “Background – Purchase Price at the end of an Accumulation Period” section above.

Payroll Deductions; Payment of Purchase Price. Employees may authorize payroll deductions in 1% multiples of cash compensation for each accumulation period they complete within an offering period, up to a maximum of 10%. No more than $25,000 from payroll deductions may be used in any calendar year to purchase stock under our ESPP. An employee may discontinue his or her payroll deductions in our ESPP at any time and may increase or decrease the rate of payroll deduction no more than two times during any accumulation period.

Purchase of Stock. An employee properly enrolled in our ESPP is entitled to purchase shares on the last day of the accumulation period. The number of shares to be purchased at the end of an accumulation period is determined by dividing the amount accumulated in such participant’s account during the period by the applicable purchase price, subject to a maximum of 200 shares. Unless the employee’s participation is discontinued prior to such purchase, his or her purchase of the shares will occur automatically at the end of the accumulation period at the applicable price.

Participants may forego any or further payroll deductions in an offering period and may also make a one-time deposit as part of a decision to purchase shares at a 5% discount to the fair market value effective at the beginning of any offering period or at 5 p.m. on any day prior to the last day of an accumulation period. Any participant choosing this option may not enter a new offering period, including following a withdrawal from our ESPP, until the end of such 27-month offering period.

Notwithstanding the foregoing, no participant may participate in our ESPP if immediately after such election to participate, the participant would own stock and/or outstanding options to purchase stock possessing five percent or more of the total combined voting power of our stock. In addition, no participant is permitted to purchase stock with a value in excess of $25,000 (determined at the fair market value of the stock as of the beginning of the applicable offering period) in any calendar year.

Withdrawal. Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same offering period. To participate in a subsequent offering period, the participant must re-enroll in our ESPP.

Termination of Employment. Termination of a participant’s employment for any reason, including disability or death, cancels his or her participation in our ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of death, to the person or persons entitled as provided in our ESPP unless otherwise prohibited by law.

Changes in Capitalization. The number of shares reserved under our ESPP, the accumulation period share purchase limit, offering period-related purchase limits and relevant accumulation and offering period purchase price per share provisions under our ESPP shall be proportionately adjusted for any increase or decrease in the number of outstanding shares of our common stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by us, the distribution of the shares of a subsidiary to our stockholders or a similar event. Such adjustment shall be made by our Board of Directors, whose determination in that respect shall be final, binding and conclusive.

Change of Control, Merger or Consolidation. In the event of a change of control (as defined in our ESPP), any accumulation periods and offering periods then in progress shall terminate and shares are to be purchased under our ESPP immediately prior to the effective time of the change in control. In the event of a merger or consolidation which does not constitute a change of control, the ESPP shall continue unless the plan of merger or consolidation provides otherwise.

Amendment and Termination of the ESPP. The Board of Directors may at any time terminate or amend our ESPP. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code.

Incorporation by Reference. The foregoing is only a summary of our ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached hereto as Appendix A.

Federal Income Tax Consequences

The following brief summary of our understanding of the effect of U.S. federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Our ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 5% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Participation in the ESPP

We are unable to predict the amount of benefits that will be received by or allocated to any particular participant under our ESPP. The following table sets forth the number of shares purchased under our ESPP during 2012 by each of (i) the Named Executive Officers; (ii) all Executive Officers as a group; and (iii) all employees, including all Executive Officers, as a group. Non-employee directors are not eligible for participation in our ESPP.

Name and Position	Number of Shares Purchased	Weighted Average Purchase Price
Robert B. Grieve, Ph.D. Chairman of the Board and Chief Executive Officer	—	$—
Michael J. McGinley, Ph.D. President, Biologicals & Pharmaceuticals	374	$7.98
Jason A. Napolitano Executive Vice President, Chief Financial Officer and Secretary	500	$8.20
Joseph P. Aperfine, Jr. Executive Vice President, Companion Animal Health Sales	500	$8.20
Nancy Wisnewski, Ph.D. Executive Vice President, Product Development and Customer Support	—	$—
All executive officers as a group (9 persons)(1)	1,851	$8.14
All employees, including all Executive Officers, as a group	15,242	$8.05

(1)	Kevin S. Wilson, Steven M. Asakowicz and Rodney A. Lippincott were not employees in 2012 and thus were ineligible for our ESPP.

Vote Required; Recommendation of the Board of Directors

An Absolute Majority Vote is required to approve this proposal. Therefore, failure to vote will have the same effect as a vote against the amendment and restatement. If approved by the stockholders, the proposed Amended and Restated 1997 Employee Stock Purchase Plan will become effective immediately. If an Absolute Majority vote FOR this proposal is not obtained, our ESPP will continue in its current form.

The Board of Directors recommends a vote FOR the proposal to amend and restate the 1997 Employee Stock Purchase Plan.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

Our Board of Directors is submitting the appointment of EKS&H LLLP (“EKS&H”) as the Company's independent registered public accountant for stockholder ratification at the 2013 Annual Meeting. EKS&H has served as our independent registered public accountant since March 31, 2006. A representative of EKS&H is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so. Such representative also is expected to be available to answer questions at the meeting.

Vote Required; Recommendation of our Board of Directors

Stockholder ratification of the appointment of EKS&H as our independent registered public accountant is not required by our bylaws or otherwise. Our Board, however, is submitting the appointment of EKS&H to the stockholders for ratification as a matter of good corporate governance practice. If a Voting Majority is FOR this proposal, we will consider the ratification of our independent registered public accountant for 2013 complete. If stockholders fail to ratify the appointment, our Audit Committee will reconsider whether or not to retain EKS&H as our independent registered public accountant, although our Audit Committee maintains the full discretion to continue to retain EKS&H in such a circumstance. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Our Board unanimously recommends a vote FOR the ratification of EKS&H as our independent registered public accountant for fiscal 2013.

PROPOSAL NO. 4

OFFER APPROVAL OF EXECUTIVE COMPENSATION IN A NON-BINDING ADVISORY VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), enacted in July 2010, and Section 14A of the Securities and Exchange Act of 1934 require that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. We are asking for your advisory vote on the following resolution (the “say-on-pay” resolution):

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in the subsection of this proxy statement titled “Executive Compensation”, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED

We have never offered a stockholder vote on executive compensation prior to such a vote being required under Dodd-Frank as we believe this topic is best handled by a deliberative compensation committee with access to detailed information on each executive’s individual performance, which it may not be appropriate or in a company’s best interest to disclose, and accordingly, a general vote on the subject is unlikely to provide valuable insight to such a committee in its role of determining appropriate compensation for a given executive officer.

Compensation Philosophy

As described in greater detail under the heading “Executive Compensation”, we seek to closely align the interests of our named executive officers with the interests of our stockholders. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of the Company and increase stockholder value. The Compensation Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Vote Required; Recommendation of our Board of Directors

If a Voting Majority is FOR this proposal, we will consider the non-binding, advisory approval of the compensation paid to our named executive officers to have occurred. If such a Voting Majority is not obtained, our Compensation Committee may consider changes to some of our executive compensation policies, although our Compensation Committee maintains its full discretion in this area as this is an advisory vote only.

Our Board unanimously recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers in fiscal year 2012.

PROPOSAL NO. 5

ADVISORY VOTE ON FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Dodd-Frank and Section 14A of the Securities and Exchange Act of 1934 require that we seek your advisory vote this year on how often the Company should hold a say-on-pay vote. By law, stockholders in public companies like Heska are to have an opportunity to cast an advisory vote on the frequency of the advisory executive compensation vote at least every six years.

By law, as a stockholder you will be able to specify one of four choices for the frequency of the vote on the say-on-pay proposal as follows: (i) one year; (ii) two years; (iii) three years; or (iv) abstain. This vote is advisory only and therefore will not be binding on our Board or the Company. Our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than any preference indicated by our stockholders.

The Company is to announce its decision on the frequency of advisory executive compensation stockholder votes in a Form 8-K filed with the SEC no later than 150 days after the Annual Meeting. Our Board may change the vote frequency of advisory executive compensation stockholder votes at its discretion.

Vote Required; Recommendation of our Board of Directors

Our Board may consider this advisory vote in making its decision on the frequency of advisory executive compensation votes, although our Board maintains its full discretion in this area as this is an advisory vote only.

Our Board unanimously recommends a vote for ONE year as the frequency for holding a non-binding, advisory vote on the compensation paid to our named executive officers as our Board believes this has come to be regarded as a corporate governance best practice.

POTENTIAL VOTE NO. 6

ADVISORY VOTE WITH RESPECT TO DISCRETIONARY VOTING BY

PROXYHOLDERS

Other than the five items of business previously described in Proposal No. 1, Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5, we are not aware of any other business to be acted upon at the 2013 Annual Meeting. Since our 1997 initial public offering, only items that were described in the proxy materials made available to stockholders prior to the corresponding Annual Meeting or Special Meeting were resolved by a vote of our stockholders at such meetings. While we have taken steps to ensure this remains the case, it is possible other business may properly come before our 2013 Annual Meeting, via the efforts of a stockholder or otherwise. In such a circumstance, our proxyholders – Robert B. Grieve, our Chairman and Chief Executive Officer, Jason A. Napolitano, our Executive Vice President, Chief Financial Officer and Secretary and Michael A. Bent, our Vice President, Principal Accounting Officer and Controller – will have the discretion to vote shares for which we have been granted a proxy as they may determine. As a matter of good corporate governance practice, we are asking stockholders to submit an advisory vote for the proxyholders’ consideration in such a circumstance. We will interpret a “for” vote as an indication that the stockholder’s preference is that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company’s stockholders, a “no” vote as an indication that the stockholder’s preference is that the proxyholders exercise their voting discretion against any proposal brought to a vote as outlined above, including a proposal the proxyholders otherwise believe to be in the best interests of the Company’s stockholders, and an “abstain” or non-vote as an indication that the stockholder does not wish to express a preference regarding such a circumstance. It is important to note this is an advisory vote only, and that while the proxyholders may consider the advisory vote in such a circumstance, the proxyholders retain full discretion to vote as they may determine regardless of any outcome of the advisory vote.

Recommendation of our Board of Directors

Our Board unanimously recommends a vote FOR your preference being that the proxyholders exercise their voting discretion in a manner they determine to be in the best interest of the Company’s stockholders, if other business properly comes before the 2013 Annual Meeting and you are voting by proxy.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the number of shares of our common stock beneficially owned as of March 1, 2013 by each of the Named Executive Officers listed in the Summary Compensation Table, each of our Directors, all of our Directors and Executive Officers as a group, and each person who is known by us to be the beneficial owner of more than 5% of our common stock. We had 5,799,156 shares outstanding on March 1, 2013.

Ownership Table

Name and Address of Beneficial Owner	Shares Beneficially Owned (1)	Percentage Beneficially Owned (1)
5% Stockholders
Zesiger Capital Group LLC (2) 320 Park Avenue, 30th Floor New York, NY 10022	606,950	10.5%
CMC Master Fund, L.P. (3) 525 University Avenue, Suite 200 Palo Alto, CA 94301	526,045	9.1%
Executive Officers and Directors
William A. Aylesworth (4)	80,958	1.4%
Peter Eio (4)	54,881	*
G. Irwin Gordon (4)	51,012	*
Robert B. Grieve, Ph.D. (4)(5)(6)	269,679	4.5%
Louise L. McCormick (4)	36,727	*
Sharon L. Riley (4)	11,000	*
Carol A. Wrenn (4)	4,630	*
Joseph P. Aperfine, Jr. (4)	21,186	*
Michael J. McGinley, Ph.D. (4)	86,712	1.5%
Jason A. Napolitano (4)(6)(7)	196,141	3.3%
Kevin S. Wilson (4)(8)	260,657	4.5%
Nancy Wisnewski, Ph.D. (4)	65,503	1.1%
All Directors and Executive Officers as a group (15 persons)(4)(5)(6)(7)(8)	1,192,983	18.5%

*	Amount represents less than 1% of our common stock.
(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to securities. Shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013, including fractional shares discussed in footnote 4 below, are deemed outstanding and beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based upon information derived from a Schedule 13G filed by Zesiger Capital Group LLC on February 14, 2013 for holdings on December 31, 2012. According to the Schedule 13G, Zesiger Capital Group LLC has the sole power to vote 425,500 shares and the sole power to dispose of 606,950 shares.
(3)	Based upon information derived from a Schedule 13D filed by CMC Master Fund, L.P. on October 17, 2012 for holdings on October 12, 2012. According to the Schedule 13D, CMC Master Fund, L.P. beneficially owns 526,045 shares.
(4)	Includes “Shares Owned,” “Exercisable Options” from “Exercisable Option Table” and “Aggregate Fractional Shares Underlying Options” from footnote 2 of “Exercisable Option Table” below for each Director and Named Executive Officer, as well as for all Directors and Executive Officers as a group. A fractional share has been counted as a whole share for purposes of this table.
(5)	Includes 6,154 shares of common stock held for the benefit of Dr. Grieve’s children and 1,564 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.
(6)	Includes one share jointly owned by Dr. Grieve and Mr. Napolitano.
(7)	Includes 602 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.
(8)	Includes 153,027 shares held by Cuattro, LLC. Mr. Wilson, his wife and trusts for the benefit of his children and family own a 100% interest in Cuattro, LLC. Also includes 20,092 shares owned by Mr. Wilson’s wife and 65,728 shares held in trusts for the benefit of Mr. Wilson’s children for which a third party is trustee. Mr. Wilson disclaims beneficial ownership of the shares held by his wife and trusts for the benefit of his children.

Exercisable Option Table

Name	Shares Owned (1)	Exercisable Options (2)	Exercisable Option Price Range (3)	Exercisable Option Average Price (4)	Weighted Average Remaining Contractual Life (5)	Exercisable “In-the money” Options (6)	Net Shares from Exercisable Options (7)
William A. Aylesworth	33,997	46,956	$4.60-26.87	$12.04	4.65	14,200	3,521
Peter Eio	6,204	48,668	$4.60-27.30	$10.54	4.54	14,200	3,521
G. Irwin Gordon	9,488	41,519	$4.60-26.87	$12.95	4.52	9,000	1,243
Robert B. Grieve, Ph.D. (8)(9)	94,397	175,278	$4.40-23.00	$7.64	4.32	17,498	5,558
Louise L. McCormick	7,200	29,526	$4.60-18.30	$10.94	6.65	10,000	3,312
Sharon L. Riley	1,000	10,000	$9.74-12.40	$11.87	8.59	—	—
Carol A. Wrenn	3,000	1,630	$8.10-8.10	$8.10	9.67	1,630	62
Joseph P. Aperfine, Jr.	750	20,436	$6.76-8.55	$6.81	8.26	20,103	3,904
Michael J. McGinley, Ph.D.	14,902	71,806	$4.40-23.00	$10.62	5.94	30,060	12,197
Jason A. Napolitano (9)(10)	80,413	115,727	$4.40-23.00	$11.52	4.85	36,395	15,608
Kevin S. Wilson (11)	260,657	—	—	—	—	—	—
Nancy Wisnewski, Ph.D.	6,974	58,527	$4.40-18.30	$10.71	5.70	21,446	7,882
All Directors and Executive Officers as a group (15 persons) (8)(9)(10)(11)	528,754	664,196	$4.40-27.30	$10.20	5.11	188,527	63,316

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.
(2)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013, excluding exercisable options to purchase fractional shares resulting from Heska’s December 2010 1-for-10 reverse stock split as follows:

Name	Aggregate Fractional Shares Underlying Options	Exercisable Option Price Range	Exercisable Option Average Price	Weighted Average Remaining Contractual Life
William A. Aylesworth	4.7	$7.80-26.87	$15.80	1.40
Peter Eio	8.6	$7.80-27.30	$17.10	1.42
G. Irwin Gordon	4.5	$7.80-26.87	$15.31	1.43
Robert B. Grieve, Ph.D.	4.0	$4.40-18.30	$11.09	5.23
Louise L. McCormick	0.8	$18.30-18.30	$18.30	4.84
Sharon L. Riley	—	—	—	—
Carol A. Wrenn	—	—	—	—
Joseph P. Aperfine, Jr.	—	—	—	—
Michael J. McGinley, Ph.D.	4.0	$8.80-23.00	$15.37	2.36
Jason A. Napolitano	1.0	$17.17-17.17	$17.17	3.70
Kevin S. Wilson	—	—	—	—
Nancy Wisnewski, Ph.D.	2.0	$12.50-17.17	$14.84	3.25
All Directors and Executive Officers as a group (15 persons)	31.6	$4.40-27.30	$16.54	2.76

Heska intends to issue whole shares only from option exercises.

(3)	Represents the lowest and highest strike price for stock options exercisable within 60 days of March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(4)	Represents the average strike price for stock options exercisable within 60 days of March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(5)	Represents the weighted average remaining contractual life, in years, for stock options exercisable within 60 days of March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(6)	Represents shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split, that have a strike price less than $8.42, the closing market price per share of Heska stock on March 1, 2013.
(7)	Represents net shares under the Treasury Stock method assuming a market price per share of $8.42, the closing market price per share of Heska stock on March 1, 2013, for shares of common stock issuable upon exercise of stock options exercisable within 60 days of March 1, 2013 that have a strike price less than $8.42, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(8)	Includes 6,154 shares of common stock held for the benefit of Dr. Grieve’s children and 1,564 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.
(9)	Includes one share jointly owned by Dr. Grieve and Mr. Napolitano.
(10)	Includes 602 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.
(11)	Includes 153,027 shares held by Cuattro, LLC. Mr. Wilson, his wife and trusts for the benefit of his children and family own a 100% interest in Cuattro, LLC. Also includes 20,092 shares owned by Mr. Wilson’s wife and 65,728 shares held in trusts for the benefit of Mr. Wilson’s children for which a third party is trustee. Mr. Wilson disclaims beneficial ownership of the shares held by his wife and trusts for the benefit of his children.

Outstanding Option Table

Name	Shares Owned (1)	Outstanding Options (2)	Outstanding Option Price Range (3)	Outstanding Option Average Price (4)	Weighted Average Remaining Contractual Life (5)	Outstanding “In-the-money” Options (6)	Net Shares from Outstanding Options (7)
William A. Aylesworth	33,997	46,956	$4.60-26.87	$12.04	4.82	14,200	3,521
Peter Eio	6,204	48,781	$4.60-27.30	$12.15	4.70	14,200	3,521
G. Irwin Gordon	9,488	41,696	$6.66-26.87	$12.93	4.66	9,064	1,248
Robert B. Grieve, Ph.D. (8)(9)	94,397	228,968	$4.40-23.00	$13.36	4.49	48,271	14,565
Louise L. McCormick	7,200	29,526	$4.60-18.30	$10.94	6.82	10,000	3,312
Sharon L. Riley	1,000	10,000	$9.74-12.40	$11.07	8.76	—	—
Carol A. Wrenn	3,000	1,630	$8.10-8.10	$8.10	9.84	1,630	62
Joseph P. Aperfine, Jr.	750	49,000	$6.76-8.55	$6.93	8.43	45,000	8,697
Michael J. McGinley, Ph.D.	14,902	103,223	$4.40-23.00	$9.56	6.11	47,727	17,261
Jason A. Napolitano (9)(10)	80,413	144,499	$4.40-23.00	$10.65	5.02	56,000	20,095
Kevin S. Wilson (11)	260,657	11,000	$8.35-8.35	$8.35	9.98	11,000	89
Nancy Wisnewski, Ph.D.	6,974	83,748	$4.40-18.30	$9.71	5.73	35,500	11,330
All Directors and Executive Officers as a group (15 persons)(8)(9)(10)(11)	528,754	867,025	$4.40-27.30	$10.98	5.29	326,592	92,515

(1)	To our knowledge and unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown in the column, subject to community property laws where applicable and the information contained in the footnotes of this table.
(2)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 1, 2013, excluding outstanding options to purchase fractional shares resulting from Heska’s December 2010 1-for-10 reverse stock split, as follows:

Name	Aggregate Fractional Shares Underlying Options	Outstanding Option Price Range	Outstanding Option Average Price	Weighted Average Remaining Contractual Life
William A. Aylesworth	4.7	$7.80-26.87	$15.80	1.40
Peter Eio	8.6	$7.80-27.30	$17.10	1.42
G. Irwin Gordon	4.5	$7.80-26.87	$15.31	1.43
Robert B. Grieve, Ph.D.	4.0	$4.40-18.30	$11.09	5.23
Louise L. McCormick	0.8	$18.30-18.30	$18.30	4.84
Sharon L. Riley	—	—	—	—
Carol A. Wrenn	—	—	—	—
Joseph P. Aperfine, Jr.	—	—	—	—
Michael J. McGinley, Ph.D.	4.0	$8.80-23.00	$15.37	2.36
Jason A. Napolitano	1.0	$17.17-17.17	$17.17	3.70
Kevin S. Wilson (10)	—	—	—	—
Nancy Wisnewski, Ph.D.	2.0	$12.50-17.17	$14.84	3.25
All Directors and Executive Officers as a group (15 persons)	31.6	$4.40-27.30	$16.54	2.76

Heska intends to issue whole shares only from option exercises.

(3)	Represents the lowest and highest strike price for stock options outstanding on March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(4)	Represents the average strike price for stock options outstanding on March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(5)	Represents the weighted average remaining contractual life, in years, for stock options outstanding on March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(6)	Represents shares of common stock issuable upon exercise of stock options outstanding on March 1, 2013, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split, that have a strike price less than $8.42, the closing market price per share of Heska stock on March 1, 2013.
(7)	Represents net shares under the Treasury Stock method assuming a market price per share of $8.42, the closing market price per share of Heska stock on March 1, 2013, for shares of common stock issuable upon exercise of stock options outstanding on March 1, 2013 that have a strike price less than $8.42, excluding options to purchase fractional shares resulting from Heska’s December 2010 reverse stock split.
(8)	Includes 6,154 shares of common stock held for the benefit of Dr. Grieve’s children and 1,564 shares of common stock held by Dr. Grieve’s wife, all of with respect to which Dr. Grieve disclaims beneficial ownership.
(9)	Includes one share jointly owned by Dr. Grieve and Mr. Napolitano.
(10)	Includes 602 shares of common stock held by Mr. Napolitano’s wife, with respect to which Mr. Napolitano disclaims beneficial ownership.
(11)	Includes 153,027 shares held by Cuattro, LLC. Mr. Wilson, his wife and trusts for the benefit of his children and family own a 100% interest in Cuattro, LLC. Also includes 20,092 shares owned by Mr. Wilson’s wife and 65,728 shares held in trust for the benefit of Mr. Wilson’s children for which a third party is trustee. Mr. Wilson disclaims beneficial ownership of the shares held by his wife and trusts for the benefit of his children.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, Executive Officers and persons who own more than 10% of a registered class of our equity securities to file reports of holdings and transactions of Heska common stock and other equity securities with the SEC. Directors, Executive Officers and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during 2012 our Directors, Executive Officers and 10% or greater stockholders complied with all filing requirements under Section 16(a) of the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our common stock that may be issued upon exercise of options and rights under all of our equity compensation plans as of December 31, 2012, including the 1997 Stock Incentive Plan, the 1997 Employee Stock Purchase Plan and the 2003 Equity Incentive Plan. Our stockholders have approved all of these plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights (1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	1,245,161	$11.05	374,174
Equity Compensation Plans Not Approved by Stockholders	None	None	None

Total	1,245,161	$11.05	374,174

(1)	Excluding outstanding options to purchase an aggregate of 106.4 fractional shares with a weighted average strike price of $13.63 resulting from our December 2010 reverse stock split.

Our stockholders have authorized that up to 325,000 shares may be issued under our 1997 Employee Stock Purchase Plan. 316,607 of these authorized shares have been used to purchase shares under the 1997 Employee Stock Purchase Plan, leaving 8,393 shares currently remaining for purchase under our 1997 Employee Stock Purchase Plan.

SIGNIFICANT RELATIONSHIPS AND TRANSACTIONS WITH DIRECTORS, OFFICERS OR PRINCIPAL STOCKHOLDERS

Related Party Transactions

Pursuant to our code of ethics for senior executives and financial officers, a copy of which is available on Heska's website at www.heska.com, and our Corporate Governance Committee charter, our Audit Committee or our Corporate Governance Committee must review and approve any transaction that the Company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. Item 404(a) of Regulation S-K requires the Company to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person for purposes of this analysis is any executive officer, director, nominee for director, or holder of 5% or more of the Company's common stock, or an immediate family member of any of those persons.

On February 24, 2013, we acquired a 54.6% interest (the “Acquisition”) in Cuattro Veterinary USA, LLC, which was subsequently renamed Heska Imaging US, LLC (“Heska Imaging”). This transaction marked our entry into the veterinary imaging area.

Mr. Wilson, his wife and trusts for the benefit of his children and family own a 100% interest in Cuattro, LLC, the largest supplier to Heska Imaging. While the terms of both the Amended and Restated Master License Agreement and the Supply Agreement between Heska Imaging and Cuattro, LLC were negotiated at arm's length as part of the Acquisition, Mr. Wilson has an interest in these agreements and any time and resources devoted to monitoring and overseeing this relationship may prevent us from deploying such time and resources on more productive matters.

Mr. Wilson’s wife, Mr. Asakowicz, Mr. Lippincott, Mr. Wilson and Cuattro, LLC own approximately 29.75%, 4.09%, 3.07%, 0.05% and 0.05% of Heska Imaging, respectively, are each a member of Heska Imaging, and each have an interest in the puts and calls discussed below. If Mr. Wilson, Mr. Asakowicz or Mr. Lippincott is distracted by these holdings or interests, they may not contribute as much as they otherwise would have to enhancing our business, to the detriment of our stockholder value. While the Operating Agreement was negotiated at arm’s length as part of the Acquisition, and requires that none of the members shall cause Heska Imaging to operate its business in any manner other than the ordinary course of business, any time and resources devoted to monitoring and overseeing this relationship may prevent us from deploying such time and resources on more productive matters.

Under the Amended and Restated Operating Agreement of Heska Imaging US, LLC (the “Operating Agreement”), for up to 18 months following the Acquisition, the unit holders of the 45.4% of Heska Imaging we do not own (the “Imaging Minority”) may repurchase our 54.6% interest in Heska Imaging at a premium to our Acquisition purchase price under a call option we have granted the Imaging Minority. Through the first year anniversary of the Acquisition, such repurchase may be made at 1.3 times our purchase price and following the first year anniversary of the Acquisition and through the 18-month anniversary of the Acquisition, such repurchase may be made at 1.45 times our purchase price. Furthermore, the Imaging Minority may deliver any Heska shares resulting from and held since the Acquisition as consideration, with such shares to be valued based on market value, although not less than $5 per share. Furthermore, should Heska stock have appreciated significantly, the Imaging Minority might not have to repay some or all of the cash we paid in the Acquisition, or even deliver all the shares we issued in the Acquisition. In addition, if our stock price has declined below $5 per share prior to the time of exercise, we may not realize the full economic premium (either 1.3 or 1.45), or any premium, anticipated in the repurchase. In addition, should our stock price decline enough, we could be placed in a position where the repurchase is at an economic discount to our purchase price.

Under the Operating Agreement, should Heska Imaging meet certain performance criteria, the Imaging Minority has been granted a put option to sell us some or all of the Imaging Minority’s position in Heska Imaging following the audit of our financial statements in 2015, 2016 and 2017. Based on Heska Imaging’s current ownership position, this put option could require us to deliver up to $17.0 million following calendar year 2015, $25.5 million following calendar year 2016 or $36.9 million following calendar year 2017 (any applicable payment to be defined as the “Put Payment”) to acquire the outstanding minority interest in Heska Imaging. While we have the right to deliver up to 55% of the consideration in our Public Common Stock under certain circumstances, such stock is to be valued based on 90% of market value (the “Delivery Stock Value”) and is limited to approximately 650 thousand shares in any case. If the Delivery Stock Value is less than the market value of our Public Common Stock at the time of the Acquisition, we do not have the right to deliver any Public Common Stock as consideration.

Under the Operating Agreement, should Heska Imaging meet certain performance criteria, and the Imaging Minority fail to exercise an applicable put to sell us all of the Imaging Minority’s position in Heska Imaging following the audit of our financial statements in 2015, 2016 and 2017, we would have a call option to purchase all, but not less than all, of the Imaging Minority’s position in Heska Imaging. Based on Heska Imaging’s current ownership position, exercising this call option could require us to deliver up to $19.6 million following calendar year 2015, $29.4 million following calendar year 2016 or $42.4 million following calendar year 2017 (any applicable payment to be defined as the “Call Payment”) to acquire the outstanding minority interest in Heska Imaging. While we have the right to deliver up to 55% of the consideration in our Public Common Stock under certain circumstances, such stock is to be valued based on 90% of market value (the “Delivery Stock Value”) and is limited to approximately 650 thousand shares in any case. If the Delivery Stock Value is less than the market value of our stock at the time of the Acquisition, we do not have the right to deliver any Public Common Stock as consideration.

Under and as defined in the Operating Agreement, should Heska Corporation undergo a change in control prior to the end of 2017, the Imaging Minority will be entitled to sell their Heska Imaging units to us for cash at the highest call value they otherwise could have obtained (the “Change in Control Payment”). If Heska Imaging meets certain minimum performance criteria, this will be $42.4 million until at least the end of 2015.

Under the terms of the Operating Agreement, Heska Imaging will be managed by a three-person board of managers, two of which are to be appointed by Heska Corporation and one of which is to be appointed by Mr. Wilson. Dr. Grieve, Mr. Wilson and Mr. Napolitano are the current board of managers. Until the earlier of (1) Heska Corporation acquiring 100% of the units of Heska Imaging pursuant to the puts and/or calls discussed above or (2) the sixth anniversary of the acquisition, Heska Imaging may only take the following actions, among others, by unanimous consent of the board of managers: (i) issue securities, (ii) incur, guarantee, prepay, refinance, renew, modify or extend debt, (iii) enter into material contracts, (iv) hire or terminate an officer or amend the terms of their employment, (v) make a distribution other than a tax or liquidation distribution, (vi) enter into a material acquisition or disposition arrangement or a merger, (vii) lease or acquire an interest in real property, (viii) convert or reorganize Heska Imaging, or (ix) amend its certificate of formation or the Heska Imaging Agreement.

Since January 1, 2012, the Company has not been a participant in any transaction with a related person other than described above and the indemnification agreements described below.

Indemnification agreements with officers and directors

Our Restated Certificate of Incorporation and our bylaws provide that we will indemnify each of our Directors and Executive Officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our Directors and Executive Officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objective and Philosophy

The Compensation Committee of Heska Corporation’s Board of Directors (the “Committee”) administers our executive compensation program and establishes the salaries of our Executive Officers. The ultimate objective of our executive compensation program is to attract, retain and reward executives who will enhance the value and profitability of Heska Corporation (“Heska” or the “Company”) and increase stockholder value. The Committee strives to provide competitive compensation opportunities with the ultimate amount of compensation received tied significantly to short-term and long-term Company performance. Inherent in our approach is the philosophy that compensation can align behavior and actions with stockholder interests, attract and retain stronger executives and thus create value for stockholders over time. The Committee's goal in executive compensation is to design and administer programs that best serve these ends.

What is Heska’s Executive Compensation Program Designed to Reward?

The Committee develops our executive compensation programs to reward Executive Officers for their contribution to Heska's financial performance and to recognize individual initiative, leadership, achievement and other contributions. An effective compensation program will reward executives for working well collectively as well as for strong individual performance.

What are the Elements of Heska's Executive Compensation?

Our compensation program is designed to reward four interlocking aspects of executive performance:

•	Annual financial performance: rewarded primarily through the awards paid under the Management Incentive Plan (“MIP”);

•	Individual contribution: rewarded primarily through the setting of base salary and annual MIP targets;

•	Long-term gains in stockholder value: rewarded primarily through the equity incentive program; and

•	Continued service to the Company; rewarded primarily through base salary, equity award requirements and vesting and competitive benefits levels.

Why Does Heska Choose to Pay Each Element of Executive Compensation?

Base salary. Base salaries are set on an annual or other periodic basis and designed to reflect competitive market salaries for each position. They are also used in determining the basis for bonus targets in our MIP discussed below.

Performance-based incentive compensation. This form of compensation is based on the achievement of predetermined financial, project, research or other designated objectives. This form of compensation is paid to reward near-term performance (i.e., no longer than the coming year) and encourage Executive Officers to optimize immediate opportunities. In recent years, an MIP has been offered to Executive Officers and other managers to provide a performance-based incentive.

Long-term equity compensation. This form of compensation is designed to encourage the achievement of superior financial results over an extended period of time and align the interests of stockholders and Executive Officers. It is intended to ensure that Executive Officers make thoughtful decisions about the Company's future and long-term prospects.

Other benefits, compensation or arrangements. Other than broad-based programs open to all employees, such as participation in our 401(k) program and employee stock purchase plan, this category tends to be used rarely. All of our Executive Officers have employment agreements. An Executive Officer’s extraordinary performance or participation in an unanticipated endeavor may occasionally trigger such an award in this category.

Determination of Compensation Elements

In reviewing the compensation of our Executive Officers, the Committee reviews the nature and scope of each Executive Officer’s responsibilities as well as his or her effectiveness in that role as well as in supporting the Company's long-term goals. Heska’s Board of Directors (the “Board”) formally evaluates the Chief Executive Officer (our “CEO”). Our CEO communicates his view of the performance of other Executive Officers to the Committee and makes recommendations regarding salary, incentive-based performance compensation and long-term compensation grants for the Committee's consideration. The Company has a performance appraisal system it uses to evaluate its employees, including Executive Officers, which Dr. Grieve considers, potentially along with other information, such as third-party interviews of Company employees who interact with the Company’s Executive Officers. In the past several years, our Vice President of Human Resources and/or our Controller has compiled and/or presented data discussed below for the Committee’s consideration of the different compensation elements. The Chief Financial Officer (our “CFO”) has also met with the Committee to communicate on issues of interest to the Committee, including the accounting implications of various compensation alternatives and information on our financial plans, expectations and historical results for the Committee’s consideration.

The Committee has considered it appropriate, and in the best interests of Heska’s stockholders, to endeavor to set our overall Executive Officer compensation near the mid-point of the range of companies in the comparison group it reviewed (“Comparable Companies”). The Committee also reviews the relative mix of compensation paid by Comparable Companies for use as a guideline. It is the sense of the Committee that performance-based incentive compensation has been relatively lower and long-term equity compensation relatively higher than for Comparable Companies. We anticipate the Committee will continue to exercise its discretion regarding the relative mix of compensation, although the relative mix may become more similar to that of Comparable Companies over time. The Committee views the difference between the compensation of our CEO and our other Named Executive Officers as largely a reflection of competitive market practices and the CEO's responsibility for all Company operations and not any compensation philosophy specific to Heska. In compensation matters, the Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

The Committee engaged an outside compensation consultant (the “Consultant”) in the second half of 2010 and received a report on executive compensation from the Consultant in December 2010. The Committee also engaged the Consultant in 2011 and 2012. The Committee viewed the Consultant as an advisor only, and the Committee retained the discretion to implement or not implement the Consultant’s suggestions. Other than services related to Director compensation in 2012, the Consultant did not provide any other services to the Company in 2010, 2011 or 2012.

The Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. In 2009, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Akron, Array Biopharma, Hi Tech Pharmaceuticals, ImmunoGen, Inspire Pharmaceuticals, ISTA Pharmaceuticals, Jazz Pharmaceuticals, Lannett, Lexicon Pharmaceuticals, Noven Pharmaceuticals, Pain Therapeutics, POZEN, Quidel, Santarus, and XOMA. In 2010 and early 2011, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Akron, Array Biopharma, Hi Tech Pharmaceuticals, ISTA Pharmaceuticals, Lannett, Natural Alternatives, POZEN, Progenics Pharmaceuticals, Quidel, Santarus, and XOMA. In 2011, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Akron, Array Biopharma, Hi Tech Pharmaceuticals, ISTA Pharmaceuticals, Lannett, Natural Alternatives, POZEN, Progenics Pharmaceuticals, Quidel, Santarus, and XOMA. In 2012, the Committee reviewed compensation data for the following companies as part of its review of Executive Compensation: Abaxis, Allos Therapeutics, Array Biopharma, Astex Pharmaceuticals, Cornerstone Therapeutics, Cumberland Pharmaceuticals, Depomed, DURECT, DUSA Pharmaceuticals, Lannett, Natural Alternatives, NeoStem, Pernix Therapeutics Holdings, POZEN, Progenics Pharmaceuticals, Quidel, XOMA and Zogenix. The Committee also reviewed summary compensation data based on company size for each year.

Base Salary. The Committee reviews each Executive Officer’s base salary annually. When reviewing base salaries, the Committee considers compensation data from companies in medical, biotechnology and general industry groups that have similar revenues, veterinary focus and/or are in a similar stage of development to Heska. Consideration is also given to prior performance, relevant experience, level of responsibility and skills, and abilities of each Executive Officer. Similar positions are grouped to ensure both internal equity and external equity. The Committee reviews relevant information and makes a case-by-case determination relying on its collective judgment and experience.

In November 2009, the Committee reviewed market data on base compensation and executive compensation practices, noted management’s performance in 2009 as well as the salary freezes in place for 2009, and decided upon the following base salaries for the Named Executive Officers.

Name	Annual Salary	Percent Increase
Robert B. Grieve, Ph.D.	$440,000	4.8%
Michael J. McGinley, Ph.D.	$245,000	6.5%
Jason A. Napolitano	$260,000	7.0%
Joseph P. Aperfine, Jr.	N/A	N/A
Nancy Wisnewski, Ph.D.	$195,000	8.3%

In February 2011, the Committee reviewed market data on base compensation and executive compensation practices, noted management’s performance in 2010, and decided upon the following base salaries for the Named Executive Officers. The Committee also discussed potential performance-based increases later in 2011 for Dr. McGinley and Mr. Napolitano.

Name	Annual Salary	Percent Increase
Robert B. Grieve, Ph.D.	$462,000	5.0%
Michael J. McGinley, Ph.D.	$265,000	8.2%
Jason A. Napolitano	$263,400	1.3%
Joseph P. Aperfine, Jr.	N/A	N/A
Nancy Wisnewski, Ph.D.	$212,500	9.0%

Mr. Aperfine joined the Company as Executive Vice President, Sales and Marketing on May 1, 2011 at an annual salary of $240,000.

In February 2012, after reviewing and considering relevant data, including input from Dr. Grieve, the Committee agreed to the following base salaries, effective February 2012.

Name	Annual Salary	Percent Increase
Robert B. Grieve, Ph.D.	$475,860	3.0%
Michael J. McGinley, Ph.D.	$300,105	5.3%
Jason A. Napolitano	$271,302	3.0%
Joseph P. Aperfine, Jr.	$247,200	3.0%
Nancy Wisnewski, Ph.D.	$233,750	10.0%

In September 2012, the Committee considered a management recommendation in consideration of the Company’s financial performance that called for no increases in the base salaries of the Company’s Executive Officers. The Committee accepted this recommendation following a discussion, noting that they considered all Heska Executive Officers to be at, or near, the targeted 50th percentile of their respective salary ranges. Accordingly, there were no further changes in the base salaries of our Executive Officers.

Performance-Based Incentive Compensation. The Company first adopted an MIP in 1999 to provide incentives to our Executive Officers, other managers and key employees to meet and exceed certain predetermined annual goals. Target annual incentives and specific performance criteria are established each year by the Committee, with the actual payout based on the extent to which the specified performance criteria are met. We believe this approach provides a strong incentive for our management to achieve the stated annual goals. An example of the incentive can be seen when comparing the cash levels of the 2011 MIP Payouts to zero 2010 and 2012 MIP Payouts in the “Non-Equity Incentive Plan Compensation” column of the “Historical Compensation Table” below. In late 2005, the Committee adopted the Management Incentive Plan Master Document (the “Master Document”). A goal of the Master Document is self-funding status for the MIP in any given year. A given year’s MIP can be implemented by the Committee agreeing on four parameters: 1) the percent of salary that is an individual’s targeted bonus compensation, 2) the relative weighting of companywide and individual performance, 3) the key parameter(s) the MIP Payouts are to be based upon and 4) the Payout Structure by which the MIP is funded. Typically there has been a cap on the MIP of approximately 150% of target payout to all employees, although this is not required in any given year. Each individual has a “targeted” MIP Payout and this is intended as a guideline. Our CEO will generally make recommendations to the Committee regarding MIP Payouts to other MIP Plan participants; all awards under the MIP Plan are at the discretion of the Committee. All Executive Officers are eligible for the 2013 MIP. We do not believe our compensation policy for our Executive Officers, our sales force or our other employees are reasonably likely to have a material adverse effect on our Company. We generally pay our sales force commissions based on sales volume and other targets, which we believe is typical in our industry.

In considering the 2010 MIP, the Committee considered the Company’s 2009 performance as well as anticipated challenges in 2010, in particular the loss of access to consumables and supplies for the handheld line of instruments the Company sold in 2009. The Committee approved an MIP with a higher anticipated threshold payout level than in 2009 but with a higher payout percentage upon reaching the threshold. In November 2009, the Committee adopted the 2010 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer – 50% All other eligible Executive Officers – 35%
Relative Weighting	75% Company Performance / 25% Individual Performance
Key Parameter	Pre-MIP Operating Income
Payout Structure	Funding starts at $3.257 million of Pre-MIP Operating Income 53.0% Share of every additional $1 in Pre-MIP Operating Income MIP Capped at $1.5 million (150% of targeted payout)

As an example, if Heska had approximately $4.389MM in Pre-MIP Net Income, as defined, there would have been approximately $600 thousand available under the MIP for the Committee to distribute among plan participants. This represents a plan funded at 60% of target. Dr. Grieve’s 2009 salary was $440,000 and his targeted payout was $220,000 (50% of $440,000). In a 60% MIP-funded plan, his funded targeted payout would be $132,000 (60% of $220,000). The Committee could then adjust his pay upward for strong individual performance or down for poor individual performance using a 25% weighting as a guideline for the adjustment. This is a guideline only, however, as the Committee retains discretion to adjust this number as circumstances dictate.

The Company’s financial performance was well below expectations in 2010. The Company failed to achieve pre-MIP Operating Income at a level to fund the MIP. Accordingly, no MIP Payouts were made under the 2010 MIP.

In considering the 2011 MIP, the Committee considered the Board’s desire that the Company achieve growth. The Committee decided to design half of the MIP based on a share of operating income above a given level, as in the past. The second half of the MIP was to be based on the achievement of certain milestones Company management had identified as important to achieve future growth. After considering a Board presentation in February 2011 regarding potential strategic areas for the Company to grow, Committee members worked with Executive Officers to choose five such milestones for inclusion in the 2011 MIP. In March 2011, the Committee adopted the 2011 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer – 50% All other eligible Executive Officers – 35%
Relative Weighting	50% Company Financial Performance / 50% Company Achievement of Strategic Growth Initiatives (“SGI”)
Key Parameters	Pre-MIP Operating Income and Strategic Growth Milestone Achievement
Payout Structure

Funding starts at $1.5 million of Pre-MIP Operating Income

18.8% Share of every additional $1 in Pre-MIP Operating Income

$105K payout for achievement of each of 5 SGI milestones if at least $1.5 million of Pre-MIP Operating Income

MIP Capped at $1.3125 million (150% of targeted payout for Pre-MIP Operating Income and 100% achievement of SGI Milestones)

At a Committee meeting in December 2011, the Committee reviewed the Company’s accomplishments regarding MIP SGI milestones and determined it was appropriate to include 100% achievement of SGI Milestones in MIP funding. At a Committee meeting in February 2012, the Committee determined MIP plan participants’ MIP Payouts based on an MIP funding level of slightly above 100% of target. Variances in individual MIP Payouts versus targeted levels are based on the Committee’s view of individual performance. The MIP Payouts to MIP-eligible Named Executive Officers are listed as “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table” below.

In considering the 2012 MIP, the Committee considered the Company’s 2011 performance and the Board's desire that the Company achieve growth. The Committee decided to use a similar structure to the 2011 MIP with a 50/50 weighting of financial performance and strategic growth initiatives. Three 2012 SGI milestones are related to the launch of new products and one is related to sales force productivity. In February 2012, the Committee adopted the 2012 MIP with the following parameters:

Parameter	Result
% Salary Target	Chief Executive Officer – 50% All other eligible Executive Officers – 35%
Relative Weighting	50% Company Financial Performance / 50% Company Achievement of Strategic Growth Initiatives (“SGI”)
Key Parameters	Pre-MIP Operating Income and Strategic Growth Milestone Achievement
Payout Structure

Funding starts at $3.579 million of Pre-MIP Operating Income

16.2% Share of every additional $1 in Pre-MIP Operating Income

$144.75K payout for achievement of each of 4 SGI Milestones if at least $3.579 million of Pre-MIP Operating Income

MIP Capped at $1.4475 million (150% of targeted payout for Pre-MIP Operating Income and 100% achievement of SGI Milestones)

The Company performed well below expectations in 2012. The Company’s Pre-MIP Operating Income was well short of the $3.579 million required to begin funding the 2012 MIP. Accordingly, no MIP Payouts were made under the 2012 MIP.

At a Committee meeting in February 2013, the Committee considered alternatives for the Company’s 2013 MIP. It was agreed that the 2013 MIP was expected to be similar in design and magnitude to the recent past, but that it was best to defer finalization of the details of the 2013 MIP due to the then pending Acquisition of 54.6% of a digital imaging company. Committee members felt that the Acquisition was strategically critical and properly aligning interests of Executive Officers and other employees, including through the MIP, was important to its success. Accordingly, the Committee asked management to make 2013 MIP recommendations with these goals in mind following the closing of the Acquisition and as management worked to optimize the benefits of the Acquisition. The Committee expects to have in-person discussions with management at the time of a previously scheduled Board meeting to be held in the last week of April 2013 and to formerly finalize a 2013 MIP in the following weeks.

In the table named “Grants of Plan-Based Awards” below, we list potential payouts under the 2013 MIP to Named Executive Officers, under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” All “Threshold” MIP Payouts assume a zero MIP Payout due to performance at a baseline level. All “Target” MIP Payouts are as defined above. The “Maximum” MIP Payouts are 50% greater than the “Target” MIP Payouts to reflect the assumption that the 2013 MIP Plan is “capped” at 150% of its targeted funding level. It is possible the Committee may decide to pay a Named Executive Officer greater than this amount, although this did not occur in 2006 when the 2006 MIP Plan reached its capped funding level.

Long-term Equity Compensation. Historically, we have used stock options to provide long-term equity compensation to our Executive Officers. The Committee is responsible for determining the number and terms of options, or other forms of long-term equity compensation, to be granted to Executive Officers, taking into account such factors as individual and Company performance, policies regarding cash compensation and practices of Comparable Companies. Options granted to Executive Officers have exercise prices equal to fair market value (closing price) at the time of grant and expire within ten years from the time of grant. Any vesting ceases and the vested portion of options must be exercised within a certain period should an Executive Officer leave Heska’s service (subject to any rights to partial acceleration of vesting upon termination without cause under employment agreements). Accordingly, option grants will provide a return to an Executive Officer only if said Executive Officer continues to work for the benefit of the Company and only if Heska’s market price per share appreciates over the option term. We believe that these provisions help both to retain qualified employees and to motivate them to achieve long-term increases in stock value, providing continuing benefits to the Company and its stockholders beyond those in the year of grant. While it appears stock options will remain the core component of long-term equity compensation in the near future, it is possible the Committee will choose to use restricted stock, restricted stock units, some other form of long-term equity compensation or some combination of the foregoing with or without stock options in the future.

We anticipate granting stock options with 4-year monthly vesting will continue to be our standard practice in the future.

In November 2009, the Committee considered individual performance, salary and projected 2009 MIP Payouts, as well as overall corporate performance and awarded option grants to certain Officers of the Company.

In December 2010, after receiving input from the Consultant and reviewing relevant data, the Committee approved a grant of stock options to certain Officers of the Company. The Committee considered individual performance as well as overall corporate performance. Shares underlying option grants were slightly below or at the same level as in 2009 when adjusted to reflect our December 2010 1-for-10 reverse stock split.

In December 2011, after reviewing relevant data, the Committee approved a grant of stock options to certain Officers of the Company. The Committee considered individual performance as well as overall corporate performance. Grants were generally above or at the same level as in 2010. Mr. Aperfine also received a large grant in May 2011 as an incentive to join the Company.

In December 2012, after reviewing relevant data, the Committee approved a grant of stock options to certain Officers of the Company. The Committee consideration’s included individual performance, overall corporate performance, the fact that Executive Officer salaries were considered frozen and the fact that no 2012 MIP Payout was expected to occur. The Committee awarded option grants listed in “Grants of Plan-Based Awards” below. Grants were generally above or at the same level as in 2011.

Other Benefits, Compensation or Arrangements

“All Other Compensation” in the “Summary Compensation Table” below represent matching funds received by each of our Named Executive Officers under our 401(k) plan, which is open to all employees, as well as life insurance and short-term and long-term disability premiums. We have historically provided a 25% match of 401(k) contribution limits (up to a certain maximum).

All of our Named Executive Officers had employment contracts in 2010, 2011 and 2012, with the exception of Mr. Aperfine who joined the Company on May 1, 2011 and signed an employment agreement with the Company in August 2011. These employment agreements entitle Named Executive Officers to payments based on salary, continuing medical benefits for a given period and immediate vesting of unvested options in certain circumstances. Payments based on salary are typically paid monthly. The Committee believes these are common, in line with the experience of the Committee for executives at other companies and are intended to provide Executive Officers with additional resources to seek a comparable job, which is unlikely to be a rapid process given the level of employment, in these certain circumstances, such as an acquisition. Dr. Grieve is also entitled to payout based on bonus targets in certain circumstances, such as termination without cause, as well. These employment contracts are intended to provide the Named Executive Officers with protections appropriate for, and in line with, those received by comparable executives at companies similar to Heska. Periodically, we review these agreements versus market benchmarks. Such a review was conducted in late 2010 and early 2011.

Mr. Aperfine received a payment of $25 thousand in May 2011 as an incentive to join the Company, which is listed in the “Bonus” column in the “Summary Compensation Table” below. In February 2012, the Committee approved a Company-funded voluntary executive health screen for Executive Officers and certain other members of management.

Compensation Tax Deductibility

The Committee is also sensitive to, and tries to optimize, tax implications. It is our policy generally to qualify compensation paid to Executive Officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee has structured the Management Incentive Plan Master Document, the 2010 MIP, the 2011 MIP and the 2012 MIP to qualify as awards under such plans as performance-based compensation and to maximize the tax deductibility of such awards, and expects to do the same with the 2013 MIP. However, the Committee reserves the discretion to pay compensation to its Executive Officers that may not be tax deductible.

In summary, as Heska Corporation continues to evolve, Heska’s Executive Compensation is evolving. The Committee endeavors to find the proper level and balance of base salary, performance-based incentive compensation, long-term equity incentive compensation and other forms of compensation.

Historical and Summary Compensation Tables

The following table sets forth compensation for services rendered in all capacities to us during 2010, 2011 and 2012 by Robert B. Grieve, our Chairman of the Board and Chief Executive Officer, Jason A. Napolitano, our Chief Financial Officer, and our three other most highly compensated Executive Officers for the fiscal year ended December 31, 2012 (the “Named Executive Officers”). The following table represents compensation recognized for financial reporting purposes for each of the Named Executive Officers. The “Option Awards” column lists the accounting cost of options recognized for a given individual in a given year. In general, stock options are valued at the time of grant with the corresponding cost amortized ratably over the corresponding option vesting period.

Historical Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary		Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	Bonus	Awards	($) (2)	($) (3)	($)	($) (4)	($)
Robert B. Grieve, Ph.D
Chairman of the Board and	2012	475,860	—	—	40,009	—	—	9,283	525,152
Chief Executive Officer	2011	460,167	—	—	105,365	246,339	—	7,553	819,424
	2010	440,000	—	—	92,728	—	—	8,905	541,633
Michael J. McGinley, Ph.D. (5)
President, Biologicals &	2012	300,105	—	—	31,750	—	—	8,321	340,176
Pharmaceuticals	2011	270,000	—	—	38,790	99,402	—	7,443	415,635
	2010	245,000	—	—	30,949	—	—	6,422	282,371
Jason A. Napolitano
Executive Vice President, Chief	2012	271,302	—	—	25,860	—	—	7,189	304,351
Financial Officer and Secretary	2011	263,117	—	—	41,376	89,013	—	7,030	400,536
	2010	260,000	—	—	33,720	—	—	6,923	300,643
Joseph P. Aperfine, Jr.(6)
Executive Vice President,	2012	247,200	—	—	38,652	—	—	7,451	293,303
Companion Animal Health Sales	2011	160,000	25,000	—	21,246	58,905	—	3,874	269,025
Nancy Wisnewski, Ph.D.
Executive Vice President, Product	2012	233,750	—	—	22,497	—	—	3,178	259,425
Development and Customer	2011	211,042	—	—	27,368	79,549	—	3,165	321,124
Support	2010	195,000	—	—	19,287	—	—	5,115	219,402

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.
(2)	Represents cost recognized in each year for financial reporting purposes. Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 in our Note 6 of the Notes to Consolidated Financial Statements.
(3)	Amounts earned pursuant to our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.
(4)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.
(5)	Dr. McGinley served as our President and Chief Operating Officer from January 2009 to February 2013 and as President, Biologicals & Pharmaceuticals thereafter.
(6)	Mr. Aperfine was appointed Executive Vice President, Sales and Marketing as of May 1, 2011 and Executive Vice President, Companion Animal Health Sales in February 2013.

The following table contains the same information as above with the exception of the column entitled “Option Awards.” Option Awards in the following table represent the grant date option value for all stock options granted in a given year rather than the value of stock options vesting during that year.

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
		Salary		Stock	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	Bonus	Awards	($) (2)	($) (3)	($)	($) (4)	($)
Robert B. Grieve, Ph.D.
Chairman of the Board and	2012	475,860	—	—	59,765	—	—	9,283	544,908
Chief Executive Officer	2011	460,167	—	—	71,173	246,339	—	7,553	785,232
	2010	440,000	—	—	53,460	—	—	8,905	502,365
Michael J. McGinley, Ph.D. (5)
President, Biologicals &	2012	300,105	—	—	35,859	—	—	8,321	344,285
Pharmaceuticals	2011	270,000	—	—	42,704	99,402	—	7,443	419,549
	2010	245,000	—	—	29,160	—	—	6,422	280,582
Jason A. Napolitano
Executive Vice President, Chief	2012	271,302	—	—	23,906	—	—	7,189	302,397
Financial Officer and Secretary	2011	263,117	—	—	28,469	89,013	—	7,030	387,629
	2010	260,000	—	—	29,160	—	—	6,923	296,083
Joseph P. Aperfine, Jr.(6)
Executive Vice President,	2012	247,200	—	—	9,562	—	—	7,451	264,213
Companion Animal Health Sales	2011	160,000	25,000	—	153,979	58,905	—	3,874	401,758
Nancy Wisnewski, Ph.D.
Executive Vice President, Product	2012	233,750	—	—	23,906	—	—	3,178	260,834
Development and Customer Support	2011	211,042	—	—	55,364	79,549	—	3,165	349,120
	2010	195,000	—	—	12,960	—	—	5,115	213,075

(1)	Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.
(2)	Represents grant date fair value. Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuation used for accounting and/or financial reporting purposes does not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibits some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 in our Note 6 of the Notes to Consolidated Financial Statements.
(3)	Amounts earned pursuant to our Management Incentive Plans. Amounts indicated are for year in which compensation was earned.
(4)	Includes life insurance premiums, short-term and long-term disability premiums and 401(k) match.
(5)	Dr. McGinley served as our President and Chief Operating Officer from January 2009 to February 2013 and as President, Biologicals & Pharmaceuticals thereafter.
(6)	Mr. Aperfine was appointed Executive Vice President, Sales and Marketing as of May 1, 2011 and Executive Vice President, Companion Animal Health Sales in February 2013.

Grants of Plan-Based Awards in Last Fiscal Year

The following table shows all grants of options to acquire shares of our common stock granted in the fiscal year ended December 31, 2012 to the Named Executive Officers.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#) (2)	Awards ($/Sh)	Awards ($) (3)
Robert B. Grieve, Ph.D.	12/19/12	—	—	—	—	—	—	—	25,000	8.55	59,765
	N/A	—	237,930	356,895	—	—	—	—	—	—	—
Michael J. McGinley, Ph.D.	12/19/12	—	—	—	—	—	—	—	15,000	8.55	35,859
	N/A	—	105,037	157,555	—	—	—	—	—	—	—
Jason A. Napolitano	12/19/12	—	—	—	—	—	—	—	10,000	8.55	23,906
	N/A	—	94,956	142,434	—	—	—	—	—	—	—
Joseph P. Aperfine, Jr.	12/19/12	—	—	—	—	—	—	—	4,000	8.55	9,562
	N/A	—	86,520	108,150	—	—	—	—	—	—	—
Nancy Wisnewski, Ph.D.	12/19/12	—	—	—	—	—	—	—	10,000	8.55	23,906
	N/A	—	81,813	122,719	—	—	—	—	—	—	—

(1)	The “Maximum” MIP Payouts are 50% greater than the “Target” MIP Payouts to reflect the assumption that the 2013 MIP Plan is “capped” at 150% of its targeted funding level. Our MIP generally gives our Compensation Committee discretion as to how any payouts will be distributed and the ability to make total payouts above the cap level. Accordingly, although our Compensation Committee has never awarded an MIP Payout to an employee greater than the employee’s targeted bonus multiplied by the applicable percentage “cap”, our Compensation Committee has the ability to make 2013 MIP Payouts to Executive Officers in excess of that amount, which is reported as “maximum” in this column.
(2)	One-forty-eighth (1/48th) of the total options granted become vested and exercisable each month from the grant date until options granted have vested in full on the four-year anniversary of the grant date. Each option was granted with an exercise price equal to 100% of the fair market value of our stock on the date of grant as determined by our Compensation Committee, and has a term of one day less than ten years, subject to earlier termination in certain events related to termination of employment.
(3)	Grant date fair value of option awards are based on valuation techniques required by Option Accounting Rules. Like any estimate prepared in good faith, the underlying assumptions we use under Option Accounting Rules may vary from our actual future results. The option valuations used for accounting and/or financial reporting purposes do not necessarily represent the value any individual recipient would place on an option award. In addition, Option Accounting Rules prohibit some valuation techniques which may be useful in certain circumstances. A more detailed description of our option valuation techniques and assumptions can be found in our Annual Report on Form 10-K for the year ended December 31, 2012 in our Note 6 of the Notes to Consolidated Financial Statements.

Outstanding Equity Awards at Fiscal Year-End

The following table shows unexercised stock options held at the end of fiscal year ended December 31, 2012 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert B. Grieve, Ph.D.(2)	—	25,000	—	8.55	12/18/2022	—	—	—	—
	6,249	18,751	—	6.90	12/11/2021	—	—	—	—
	2,062	12,375	—	4.96	12/30/2020	—	—	—	—
	1,625	5,958	—	4.50	11/9/2019	—	—	—	—
	1,250	—	—	4.40	11/3/2018	—	—	—	—
	29,999	—	—	18.30	12/30/2017	—	—	—	—
	9,999	—	—	17.17	11/16/2016	—	—	—	—
	40,000	—	—	12.50	12/14/2015	—	—	—	—
	28,199	—	—	8.80	3/29/2015	—	—	—	—
	47,500	—	—	23.00	1/4/2014	—	—	—	—
Michael J. McGinley, Ph.D.(3)	—	15,000	—	8.55	12/18/2022	—	—	—	—
	3,750	11,250	—	6.90	12/11/2021	—	—	—	—
	6,750	6,750	—	4.96	12/30/2020	—	—	—	—
	10,791	3,209	—	4.50	11/9/2019	—	—	—	—
	5,227	—	—	4.40	11/3/2018	—	—	—	—
	3,000	—	—	14.00	4/17/2018	—	—	—	—
	7,000	—	—	18.30	12/30/2017	—	—	—	—
	5,999	—	—	17.17	11/16/2016	—	—	—	—
	9,499	—	—	12.50	12/14/2015	—	—	—	—
	9,499	—	—	8.80	3/29/2015	—	—	—	—
	5,499	—	—	23.00	1/4/2014	—	—	—	—
	4,500	—	—	7.00	1/30/2013	—	—	—	—
Jason A. Napolitano(4)	—	10,000	—	8.55	12/18/2022	—	—	—	—
	2,500	7,500	—	6.90	12/11/2021	—	—	—	—
	6,750	6,750	—	4.96	12/30/2020	—	—	—	—
	10,791	3,209	—	4.50	11/9/2019	—	—	—	—
	13,000	—	—	4.40	11/3/2018	—	—	—	—
	11,000	—	—	18.30	12/30/2017	—	—	—	—
	8,999	—	—	17.17	11/16/2016	—	—	—	—
	26,000	—	—	12.50	12/14/2015	—	—	—	—
	19,500	—	—	8.80	3/29/2015	—	—	—	—
	13,000	—	—	23.00	1/4/2014	—	—	—	—
	2,915	—	—	7.00	1/30/2013	—	—	—	—
Joseph P. Aperfine, Jr.	—	4,000	—	8.55	12/18/2022	—	—	—	—
	2,500	7,500	—	6.90	12/11/2021	—	—	—	—
	13,854	21,146	—	6.76	5/1/2021	—	—	—	—
Nancy Wisnewski, Ph.D.(5)	—	10,000	—	8.55	12/18/2022	—	—	—	—
	2,500	7,500	—	6.90	12/11/2021	—	—	—	—
	2,968	4,532	—	6.76	5/1/2021	—	—	—	—
	3,000	3,000	—	4.96	12/30/2020	—	—	—	—
	4,625	1,375	—	4.50	11/9/2019	—	—	—	—
	812	188	—	5.00	9/13/2019	—	—	—	—
	5,000	—	—	4.40	11/4/2018	—	—	—	—
	7,000	—	—	18.30	12/31/2017	—	—	—	—
	5,999	—	—	17.17	11/17/2016	—	—	—	—
	12,999	—	—	12.50	12/15/2015	—	—	—	—
	6,500	—	—	8.80	3/30/2015	—	—	—	—
	1,000	—	—	11.60	11/22/2014	—	—	—	—
	1,750	—	—	15.90	5/18/2014	—	—	—	—
	1,000	—	—	15.30	9/2/2013	—	—	—	—
	2,000	—	—	9.50	4/10/2013	—	—	—	—

(1)	Options are subject to earlier termination in certain events related to termination of service.
(2)	Excludes outstanding options to purchase an aggregate of 4.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 5.40 years, a weighted average exercise price of $11.09 and exercise prices ranging from $4.40 to $18.30. The Company intends to issue whole shares only from option exercises.
(3)	Excludes outstanding options to purchase an aggregate of 4.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 2.52 years, a weighted average exercise price of $15.37 and exercise prices ranging from $8.80 to $23.00. The Company intends to issue whole shares only from option exercises.
(4)	Excludes outstanding options to purchase an aggregate of 1.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 3.88 years, a weighted average exercise price of $17.17 and exercise prices ranging from $17.17 to $17.17. The Company intends to issue whole shares only from option exercises.
(5)	Excludes outstanding options to purchase an aggregate of 2.0 fractional shares resulting from the Company’s December 2010 1-for-10 reverse stock split with a weighted average remaining contractual life of 3.42 years, a weighted average exercise price of $14.84 and exercise prices ranging from $12.50 to $17.17. The Company intends to issue whole shares only from option exercises.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table shows aggregate exercises of options to purchase our common stock in the fiscal year ended December 31, 2012 by the Named Executive Officers.

Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Robert B. Grieve, Ph.D.	91,984	*	502,940	—	—
Michael J. McGinley, Ph.D.	13,773		104,645	—	—
Jason A. Napolitano	54,690	*	272,942	—	—
Joseph P. Aperfine, Jr.	—		—	—	—
Nancy Wisnewski, Ph.D.	1,500		11,820	—	—

*	Includes one share jointly owned by Dr. Grieve and Mr. Napolitano acquired through the exercise of options to purchase fractional shares held by Dr. Grieve and Mr. Napolitano.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of the Named Executive Officers upon termination of employment or a change-in-control under each situation listed below, assuming, in each situation, that our Named Executive Officers were terminated on December 31, 2012 as determined under the terms of our plans and arrangements as in effect on December 31, 2012.

Payments Upon Termination (Without a Change-in-Control). Pursuant to an employment agreement with each of Drs. Grieve, McGinley and Wisnewski, and Messrs. Napolitano and Aperfine, in the event he or she is involuntarily terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to accelerated vesting of all stock options, an extension of the term of all outstanding stock options and a bonus payment as set forth in the table below. Further, pursuant to his employment agreement, upon termination for good reason Dr. Grieve is entitled to the payments set forth below.

Payments Upon Change-in-Control. Pursuant to an employment agreement with each of Drs. Grieve, McGinley and Wisnewski, and Messrs. Napolitano and Aperfine, in the event he or she is terminated upon a change-in-control he or she is entitled to receive amounts earned during the term of his or her employment. Such amounts include: base salary and the cost of health insurance premiums as set forth in the table below. Pursuant to his employment agreement, each of Dr. Grieve, Dr. McGinley and Mr. Napolitano are entitled to accelerated vesting of all stock options and Dr. Grieve is entitled to an extension of the term of all outstanding stock options in certain circumstances. Further, pursuant to his employment agreement, upon an involuntary termination not for cause, Dr. Grieve is entitled to a bonus payment as set forth in the table below. Further, upon termination for good reason, Dr. Grieve is entitled to the payments set forth below. In addition, as provided in the underlying plan documents, all MIP Participants, including Executive Officers, are entitled to a prorated target MIP Payout upon a change-in-control and Stock Options issued to an employee under both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated following a change-in-control, as defined.

Payments Upon Death or Disability. In the event of death or disability, Dr. Grieve is entitled to the same benefits as in the event of termination without a change in control and is also entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. In the event of death or disability, Dr. McGinley and Dr. Wisnewski, and Messrs. Napolitano and Aperfine, are each entitled to receive the death benefits under our life insurance plan or the disability benefits under our disability plan, as appropriate, as set forth below. In addition, as provided in the underlying plan documents, an MIP Participant who dies, including an Executive Officer, is entitled to a prorated MIP Payout to his or her designated beneficiary, and Stock Options issued to an employee under our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, dies.

Dr. Grieve’s employment agreement requires that he execute and not revoke a separation agreement and release of claims, not compete with Heska for 12 months and not solicit Heska's employees, consultants, customers or users for 24 months as a condition to severance payments under his employment agreement.

Potential Payments Upon Termination or Change-in-Control (1)

Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause ($)	Involuntary Termination Not for Cause Other Than in Connection With a Change-in- Control ($)	Involuntary Termination Not for Cause in Connection With a Change-in-Control ($)	Death ($)	Disability ($)
Robert B. Grieve, Ph.D.
Base Salary	—	475,860	951,720	475,860	475,860
Bonus	—	237,930	475,860	—	237,930
Medical continuation	—	14,791	29,583	14,791	14,791
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	15,300
Value of accelerated stock options (2)	—	25,658	82,808	82,808	—
Michael J. McGinley, Ph.D.
Base Salary	—	150,053	300,105	—	—
Bonus	—	—	105,037	—	—
Medical continuation	—	7,396	14,791	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	46,247	46,247	—
Jason A. Napolitano
Base Salary	—	135,651	271,302	—	—
Bonus	—	—	94,956	—	—
Medical continuation	—	7,396	14,791	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	41,747	41,747	—
Joseph P. Aperfine, Jr.
Base Salary	—	123,600	240,000	—	—
Bonus	—	—	86,520	—	—
Medical continuation	—	7,396	14,791	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	37,736	37,736	—
Nancy Wisnewski, Ph.D
Base Salary	—	116,875	212,500	—	—
Bonus	—	—	81,813	—	—
Medical continuation	—	2,441	4,881	—	—
Death benefits	—	—	—	300,000	—
Monthly disability benefits	—	—	—	—	8,000
Value of accelerated stock options (2)	—	—	30,026	30,026	—

(1)	Based on 2012 salary and cost information.
(2)	Calculated based on December 31, 2012 closing price of $8.10 per share less strike price of each accelerated stock option with a strike price less than $8.10. Stock Options issued to any employee under both our 1997 Incentive Stock Plan and our 2003 Equity Incentive Plan will vest in full if the employee, including any such employee who is an Executive Officer, is terminated following a change-in-control, as defined.

The following “Compensation Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

G. Irwin Gordon, Chairman

Peter Eio

March 14, 2013

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee consists of non-employee Directors only. No interlocking relationship existed during 2012 between our Executive Officers, members of our Board of Directors or members of our Compensation Committee, and the Executive Officers, members of the Board of Directors or members of the Compensation Committee of the Board of Directors of any other company.

AUDITOR FEES AND SERVICES

EKS&H was our independent registered public accountant for fiscal 2011 and 2012. The following table sets forth the aggregate fees billed by EKS&H for audit services rendered in connection with the consolidated financial statements and reports for fiscal years 2011 and 2012, respectively, and for other services rendered during 2011 and 2012 on behalf of Heska and its subsidiaries, as well as all out-of-pocket costs incurred in connection with these services which have been billed to Heska and its subsidiaries. Our Audit Committee has approved all of the below fees.

	EKS&H
	2011	2012
Audit Fees (1)	$249,040	$243,394
Audit Related Fees (2)	16,750	16,750
Tax Fees (3)	76,300	76,900
All Other Fees	—	—

Total	$342,090	$337,044

(1)	Audit fees represent fees for the audit of our annual financial statements, review of financial statements included in our Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings including consents for historical audit opinions.
(2)	Audit related fees are fees for the assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for fees disclosed under this category include the annual audit of our 401(k) Retirement Plan. 2012 data is an estimate.
(3)	2012 data contains certain estimates.

Pre-Approval Policy. Our Audit Committee pre-approves all auditing services and non-audit services not prohibited by law to be performed by our independent registered public accountant. Our Audit Committee also pre-approves all associated fees, except for de minimis amounts for non-audit services, which are approved by our Audit Committee prior to the completion of the audit. In February 2009, our Audit Committee approved EKS&H as our primary provider of tax compliance and return preparation services.

The following “Report of our Audit Committee” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF OUR AUDIT COMMITTEE

The ultimate responsibility for good corporate governance rests with Heska Corporation’s Board of Directors (the “Board”), whose primary roles are oversight, counseling and direction to Heska Corporation’s management in the best long-term interests of Heska Corporation (“Heska” or the “Company”) and its stockholders. The Audit Committee of the Board (the “Audit Committee”) has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of Heska's financial statements.

The Audit Committee operates under a written charter, a copy of which is available on Heska’s website at www.heska.com. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its oversight and monitoring of Heska’s financial reporting, internal controls and audit function. Management is responsible for the preparation, presentation and integrity of Heska’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee has hired an independent registered public accountant, who is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has ultimate authority and responsibility to select, direct, compensate, evaluate and, when appropriate, replace Heska’s independent registered public accountant.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountant, nor can the Audit Committee certify that the independent registered public accountant is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management on the basis of the information it receives, discussions with management and the independent registered public accountant, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, during the year 2012, we met and held discussions with management and EKS&H LLLP (“EKS&H”), Heska’s independent registered public accountant. Management represented to us that Heska’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and EKS&H. In Audit Committee meetings with EKS&H, we discussed matters as required by Statement of Auditing Standards No. 61 as amended (Communication with Audit Committees). Our review included a discussion with management of the quality, not merely the acceptability, of Heska’s accounting principles, the reasonableness of significant estimates and judgments and the disclosure in Heska’s consolidated financial statements.

We received from EKS&H the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with EKS&H its independence. In reliance on the reviews and discussions noted above, and the report of the independent registered public accountant, we recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, and be filed with the Securities and Exchange Commission.

Heska was not required to have an audit of its internal control over financial reporting in 2010, 2011 or in 2012 as the Securities and Exchange Commission did not require registrants in Heska’s market value category to do so. We discussed the advisability of obtaining a voluntary audit of internal control over financial reporting with management and EKS&H. Heska decided not to proceed with a voluntary audit and we do not expect that Heska will have an audit of its internal control over financial reporting until required.

Overall audit fees and related expenses decreased in 2012 as compared to 2011. Lower on-site audit expenses, primarily related to greater audit efficiency was a key factor in the decline. Tax fees are estimated to have increased slightly in 2012 as compared to 2011. Submitted by the Audit Committee of Heska’s Board of Directors:

Peter Eio, Chairman

William A. Aylesworth

Louise L. McCormick

Sharon L. Riley

Carol A. Wrenn

March 14, 2013

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Heska and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, Heska Corporation, 3760 Rocky Mountain Avenue, Loveland, Colorado 80538. You may contact our proxy solicitor, Morrow, for a copy of the proxy materials. Morrow’s address is 470 West Ave., Stamford, CT 06902. Stockholders may call Morrow at 1-800-607-0088 and brokers and banks may call Morrow at 1-203-658-9400. We undertake to promptly deliver a separate copy of the proxy materials upon receiving your written or oral request.

OTHER MATTERS

Our Board knows of no other matters to be presented for stockholder action at our 2013 Annual Meeting. However, if other matters do properly come before our Annual Meeting or any adjournments or postponements thereof, our Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jason A. Napolitano

Executive Vice President, Chief Financial Officer and Secretary

Heska Corporation

Loveland, Colorado

March 15, 2013

A copy of Heska Corporation’s annual report on Form 10-K for the year ended December 31, 2012 requested in relation with our 2013 Annual Meeting is available without charge upon written request to: Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902. Stockholders may call Morrow at 1-800-607-0088 and brokers and banks may call Morrow at 1-203-658-9400.

Appendix A

HESKA CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

(AS AMENDED AND RESTATED, EFFECTIVE APRIL 30, 2013)

SECTION 1. PURPOSE OF THE PLAN	A-5

SECTION 2. ADMINISTRATION OF THE PLAN	A-5

(a) Committee Composition	A-5

(b) Committee Responsibilities	A-5

SECTION 3. ENROLLMENT AND PARTICIPATION	A-5

(a) Offering Periods	A-5

(b) Accumulation Periods	A-5

(c) Enrollment	A-5

(d) Duration of Participation	A-5

(e) Applicable Offering Period	A-6

SECTION 4. EMPLOYEE PAYROLL CONTRIBUTIONS	A-6

(a) Frequency of Payroll Deductions	A-6

(b) Amount of Payroll Deductions	A-7

(c) Changing Withholding Rate	A-7

(d) Discontinuing Payroll Deductions	A-7

(e) Limit on Number of Elections	A-7

SECTION 5. WITHDRAWAL FROM THE PLAN	A-7

(a) Withdrawal	A-7

(b) Failure to Participate	A-7

(c) Re-Enrollment After Withdrawal	A-7

SECTION 6. CHANGE IN EMPLOYMENT STATUS	A-7

(a) Termination of Employment	A-7

(b) Leave of Absence	A-8

(c) Death	A-8

SECTION 7. PLAN ACCOUNTS AND PURCHASE OF SHARES	A-8

(a) Contribution Accounts and Purchase Accounts	A-8

(b) Immediate Notification Share Purchase	A-8

(c) Purchase Price at the Close of an Accumulation Period	A-9

(d) Number of Shares Purchased at the Close of an Accumulation Period	A-9

(e) Available Shares Insufficient	A-9

(f) Issuance of Stock	A-9

(g) Contribution Account Unused Cash Balances	A-9

SECTION 8. LIMITATIONS ON STOCK OWNERSHIP	A-10

(a) Five Percent Limit	A-10

(b) $25,000 Limit	A-10

SECTION 9. RIGHTS NOT TRANSFERABLE	A-10

SECTION 10. NO RIGHTS AS AN EMPLOYEE	A-10

SECTION 11. NO RIGHTS AS A STOCKHOLDER	A-10

SECTION 12. STOCK OFFERED UNDER THE PLAN	A-11

(a) Authorized Shares	A-11

(b) Anti-Dilution Adjustments	A-11

(c) Reorganizations	A-11

SECTION 13. AMENDMENT OR DISCONTINUANCE	A-11

SECTION 14. DEFINITIONS	A-11

(a) Accumulation Period	A-11

(b) Board	A-11

(c) Change in Control	A-11

(d) Code	A-12

(e) Committee	A-12

(f) Company	A-12

(g) Compensation	A-12

(h) Contribution Account	A-12

(i) Eligible Employee	A-12

(j) Exchange Act	A-12

(k) Fair Market Value	A-12

(l) Immediate Price	A-13

(m) Immediate Purchase Notification	A-13

(n) Lookback Price	A-13

(o) New Offering Date	A-13

(p) Notification Offering Period	A-13

(q) Notification Price	A-13

(r) Offering Period	A-13

(s) Participant	A-13

(t) Participating Company	A-13

(u) Plan	A-13

(v) Purchase Account	A-14

(w) Purchase Price	A-14

(x) Remaining Shares	A-14

(y) Stock	A-14

(z) Subsidiary	A-14

SECTION 15. EXECUTION	A-14

HESKA CORPORATION

1997 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED EFFECTIVE APRIL 30, 2013

SECTION 1. PURPOSE OF THE PLAN.

The Plan was adopted by the Board on April 23, 1997. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms. The Plan is intended to qualify under section 423 of the Code.

The Plan was amended and restated on May 16, 2002, February 6, 2004, February 24, 2005, June 17, 2008 and May 4, 2010. The Plan is now amended and restated, effective April 30, 2013.

SECTION 2. ADMINISTRATION OF THE PLAN.

(a) Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

(b) Committee Responsibilities. The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

SECTION 3. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. Any and all then outstanding Offering Periods shall end on June 30, 2013. While the Plan is in effect thereafter, four overlapping Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the 27-month periods commencing on each January 1, April 1, July 1 and October 1.

(b) Accumulation Periods. The then outstanding Accumulation Period shall end on June 30, 2013. While the Plan is in effect thereafter, four Accumulation Periods shall commence in each calendar year. The Accumulation Periods shall consist of the three-month periods commencing on each January 1, April 1, July 1 and October 1.

(c) Enrollment. Any individual who, at the end of the day immediately preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the prescribed form, which shall be filed with the Company at the prescribed location prior to the commencement of such Offering Period; provided, however, that no Eligible Employee who does not comply with the five percent limit outlined in Section 8(a) at the commencement of such Offering Period shall become a Participant in the Plan under this Subsection (c) and, furthermore, that no Eligible Employee shall be enrolled in an Offering Period beginning prior to the New Offering Date applicable to such Eligible Employee.

(d) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 5(a) or is withdrawn from the Plan under Section 5(b). A Participant who withdrew from the Plan under Section 5(a) or was withdrawn from the Plan under Section 5(b) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (c) above.

(e) Applicable Offering Period. Only one Offering Period may apply to a Participant at one time. The applicable Offering Period for a given Participant shall be determined as follows:

(i) Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above, (C) enrollment by the Participant in a subsequent Offering Period following a written request on the prescribed form to enroll in an immediately subsequent Offering Period filed with the Company at the prescribed location prior to the commencement of such subsequent Offering Period, which shall only be effective if (1) such Participant has designated on the prescribed form filed with the Company at the prescribed location prior to the commencement of such subsequent Offering Period that he or she elects to have withheld at least 1% of Compensation in the first month of such subsequent Offering Period, (2) such subsequent Offering Period begins on or after the New Offering Date applicable to such Participant and (3) such Participant complies with the five percent limit outlined in Section 8(a), or (D) automatic enrollment in a subsequent Offering Period under Paragraph (ii) below.

(ii) In the event that the Fair Market Value of Stock at the commencement of the Offering Period in which the Participant is enrolled is higher than at the commencement of any subsequent Offering Period, the Participant shall automatically be enrolled in such subsequent Offering Period if (A) the Participant has designated on the prescribed form filed with the Company at the prescribed location prior to the commencement of such subsequent Offering Period that he or she elects to have withheld at least 1% of Compensation in the first month of such subsequent Offering Period, (B) such subsequent Offering Period begins on or after the New Offering Date applicable to such Participant and (C) such Participant complies with the five percent limit outlined in Section 8(a), unless the Participant has filed a written request on the prescribed form not to be enrolled in such subsequent Offering Period with the Company at the prescribed location prior to the commencement of such subsequent Offering Period.

(iii) When a Participant reaches the end of an Offering Period but his or her participation is to continue as the Participant has not discontinued payroll deductions under Section 4(d) at the end of such Offering Period, then such Participant shall be enrolled automatically for the Offering Period that commences immediately thereafter unless such Participant does not comply with the five percent limit outlined in Section 8(a).

SECTION 4. EMPLOYEE PAYROLL CONTRIBUTIONS.

(a) Frequency of Payroll Deductions. A Participant may purchase shares of Stock under the Plan by means of payroll deductions. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b) Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 10%. Any other provision of the Plan notwithstanding, no Participant shall have more than $25,000 from payroll deductions used to purchase Stock under the Plan in the same calendar year, which for the avoidance of doubt shall exclude any deposit made pursuant to Section 7(b). If a Participant is precluded by this Subsection (b) from making additional purchases of Stock under the Plan in a given calendar year, then his or her payroll deductions shall be discontinued automatically and shall resume automatically at the beginning of the first Accumulation Period ending in the next calendar year or, if later, the first Accumulation Period during which the Participant is enrolled in an Offering Period other than a Notification Offering Period attributable to the Participant.

(c) Changing Withholding Rate. If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing the prescribed form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after such form has been received by the Company. The new withholding rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 10%.

(d) Discontinuing Payroll Deductions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing the prescribed form with the Company at the prescribed location at any time. Payroll withholding shall cease as soon as reasonably practicable after such form has been received by the Company. (In addition, employee contributions may be discontinued automatically pursuant to Section 4(b), 7(b) or 8(b).) A Participant who has discontinued employee contributions may resume such contributions by filing the prescribed form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after such form has been received by the Company.

(e) Limit on Number of Elections. No Participant shall make more than two elections under Subsection (c) or (d) above, combined, during any Accumulation Period.

SECTION 5. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant’s Contribution Account and Purchase Account shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b) Failure to Participate. A participant who did not purchase Stock under the Plan during an Accumulation Period due to a decision to discontinue employee contributions under Section 4(d) shall be deemed as failing to participate in the Plan and shall be withdrawn from the Plan automatically. As soon as reasonably practicable thereafter, the entire amount credited to the Participant’s Contribution Account shall be refunded to him or her in cash, without interest.

(c) Re-Enrollment After Withdrawal. A former Participant who has withdrawn or was withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 3(c). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 6. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 5(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company). Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute protects his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, unless otherwise prohibited by law, the entire amount credited to his or her Contribution Account and his or her Purchase Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death and is not otherwise prohibited by law.

SECTION 7. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Contribution Accounts and Purchase Accounts. The Company shall maintain a Contribution Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Contribution Account. The Company shall also maintain a Purchase Account on its books in the name of each Participant. Whenever any Participant makes a deposit pursuant to an Immediate Purchase Notification under Subsection (b) below, the amount of such deposit shall be credited to the Participant’s Purchase Account. Amounts credited to Contribution Accounts and Purchase Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes. No interest shall be credited to Contribution Accounts and Purchase Accounts.

(b) Immediate Notification Share Purchase. A Participant may elect to purchase Stock at the commencement of an Offering Period, or effective at 5 p.m. on any day other than the last day of an Accumulation Period, by filing the prescribed form with the Company prior to such purchase—an Immediate Purchase Notification for such Participant. A Participant may make a deposit at the time of an Immediate Purchase Notification. The Offering Period in which an Immediate Purchase Notification is to be effective is a Notification Offering Period for such Participant. At the time the Immediate Purchase Notification is to be effective, the combined amount in the Participant’s Contribution Account and the Participant’s Purchase Account is divided by the Immediate Price at that time and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Contribution Account and the Participant’s Purchase Account. The foregoing notwithstanding, no Participant shall purchase more than Remaining Shares nor more than the amounts of Stock set forth in Sections 8(b) and 12(a) at this time. Any remaining funds in the Participant’s Contribution Account shall then be deposited into the Participant’s Purchase Account. During the Notification Offering Period, at 5 p.m. on January 31 of each year following the year of the Immediate Purchase Notification, any amount in the Participant’s Purchase Account shall be divided by the Notification Price and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Purchase Account. The foregoing notwithstanding, no Participant shall purchase more than Remaining Shares nor more than the amounts of Stock set forth in Sections 8(b) and 12(a) on any such January 31. Any fractional share, as calculated under this Subsection (b), shall be rounded down to the next lower whole share. As soon as reasonably practicable following an Immediate Purchase Notification, payroll deductions shall be discontinued automatically and shall automatically resume at the beginning of the next Offering Period in which the Participant is enrolled. Any amount remaining in the Participant’s Purchase Account at the end of the Notification Offering Period shall be refunded to the Participant in cash, without interest, at that time.

(c) Purchase Price at the close of an Accumulation Period. The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall be the greater of: (i) the Lookback Price or (ii) 65% of the Fair Market Value of a share of Stock at the close of such Accumulation Period.

(d) Number of Shares Purchased at the close of an Accumulation Period. As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (d), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 5(a). The amount then in the Participant’s Contribution Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 200 shares of Stock with respect to any Accumulation Period nor more than the amounts of Stock set forth in Sections 8(b) and 12(a). Any fractional share, as calculated under this Subsection (c), shall be rounded down to the next lower whole share.

(e) Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase at any time, such as the close of an Accumulation Period, exceeds the maximum number of shares remaining available for issuance under Section 12(a), then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction, the numerator of which is the number of shares that such Participant has elected to purchase and the denominator of which is the number of shares that all Participants have elected to purchase.

(f) Issuance of Stock. The Committee may determine that shares of Stock purchased by a Participant under the Plan shall be held for each Participant’s benefit by a broker designated by the Committee, unless the Participant has elected that certificates be issued to him or her. Such shares, whether to be held for a given Participant’s benefit by a broker or issued as certificates for a given Participant, shall be issued as soon as reasonably administratively practicable after shares of Stock are purchased. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

(g) Contribution Account Unused Cash Balances. An amount remaining in the Participant’s Contribution Account that represents the Purchase Price for any fractional share shall be carried over in the Participant’s Contribution Account to the next Accumulation Period. Any amount remaining in the Participant’s Contribution Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (d) above shall be refunded to the Participant in cash, without interest.

SECTION 8. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

(iii) Each Participant shall be deemed to have the right to purchase 1,800 shares of Stock under this Plan with respect to each Offering Period.

(b) $25,000 Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value (determined at the time such purchase right option is granted) in excess of $25,000 during any calendar year under this Plan and all other employee stock purchase plans of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (b), employee stock purchase plans not described in section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume automatically at the beginning of the first Accumulation Period ending in the next calendar year or, if later, the first Accumulation Period during which the Participant is enrolled in an Offering Period other than a Notification Offering Period attributable to the Participant.

SECTION 9. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 5(a).

SECTION 10. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 11. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased under the Plan.

SECTION 12. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan shall be 375,000, subject to adjustment pursuant to this Section 12.

(b) Anti-Dilution Adjustments. The aggregate number of shares of Stock offered under the Plan, the 200 share limit described in Section 7(d), the 1,800 share right to purchase calculation described in Section 8(a)(iii), the 1,800 share starting point and any pre-dilution purchases described in Section 14(x) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately as directed by the Committee for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company’s stockholders or a similar event.

(c) Reorganizations. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Change in Control, the Offering Period and Accumulation Period then in progress shall terminate, shares shall be purchased pursuant to Section 7 and any remaining unused balance in a given Participant’s Contribution Account and Purchase Account shall be returned to such Participant. In the event of a merger or consolidation to which the Company is a constituent corporation and which does not constitute a Change in Control, the Plan shall continue unless the plan of merger or consolidation provides otherwise. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 13. AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 12, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the stockholders of the Company. In addition, any other amendment of the Plan shall be subject to approval by a vote of the stockholders of the Company to the extent required by an applicable law or regulation.

SECTION 14. DEFINITIONS.

(a) “Accumulation Period” means a three-month period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(b).

(b) “Board” means the Board of Directors of the Company, as constituted from time to time.

(c) “Change in Control” means:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of the Board, as described in Section 2.

(f) “Company” means Heska Corporation, a Delaware corporation.

(g) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions and overtime pay, plus (ii) any pre-tax contributions made by the Participant under Section 401(k) or 125 of the Code. Compensation shall exclude moving or relocation allowances, car allowances, imputed income attributable to cars or life insurance, fringe benefits, contributions to employee benefit plans and similar items. The Committee shall determine whether a particular item is included in Compensation.

(h) “Contribution Account” means the account established for each Participant pursuant to Section 7(a).

(i) “Eligible Employee” means any employee of a Participating Company whose customary employment is for more than five months per calendar year and for more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country which has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means the market price of Stock, determined by the Committee as follows:

(i) If Stock is normally listed on the Nasdaq Stock Market, then the Fair Market Value shall be equal to the last transaction price reported by the Nasdaq Stock Market;

(ii) If provision (i) above is not applicable and Stock is normally listed on a stock exchange, then the Fair Market Value shall be equal to the last transaction price reported by such stock exchange;

(iii) If provisions (i) and (ii) above are not applicable and Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price reported by the principal automated inter-dealer quotation system on which Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.; and

(iv) If none of the foregoing provisions is applicable or may be implemented, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices as reported directly to the Company by the Nasdaq Stock Market or a comparable exchange or as reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(l) “Immediate Price” means 95% of the Fair Market Value of a share of Stock.

(m) “Immediate Purchase Notification” means the election and related process set forth in Section 7(b).

(n) “Lookback Price” means the lesser of:

(i) 85% of the Fair Market Value of a share of Stock; or

(ii) 95% of the Fair Market Value of a share of Stock at the commencement of the applicable Offering Period (as determined under Section 3(e)).

(o) “New Offering Date” means, for a given individual, the later of (i) July 1, 2013 and (ii) the day following the last day of the most recent Notification Offering Period in which such individual filed an Immediate Purchase Notification, if applicable. For example, if an individual is enrolled in an Offering Period beginning on January 1, 2016 and files an Immediate Purchase Notification on January 15, 2016, then this Offering Period is a Notification Offering Period for such individual, including if such individual withdraws from the Plan or terminates employment with the Company, and the related New Offering Date is April 1, 2018.

(p) “Notification Offering Period” means, for a given individual, an Offering Period in which an Immediate Purchase Notification is to be effective.

(q) “Notification Price” means the Immediate Price at the commencement of the applicable Offering Period if a given Participant gave an Immediate Purchase Notification to purchase Stock at the commencement of such Offering Period. Otherwise, the Immediate Price at the time of purchase.

(r) “Offering Period” means the 27-month period with respect to which the right to purchase Stock may be granted under the Plan and during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 3(a).

(s) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 3(c).

(t) “Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

(u) “Plan” means this Heska Corporation 1997 Employee Stock Purchase Plan, as it may be amended from time to time.

(v) “Purchase Account” means the account established for each Participant pursuant to Section 7(a).

(w) “Purchase Price” means the price at which Participants may purchase Stock at the close of an Accumulation Period under the Plan, as determined pursuant to Section 7(c).

(x) “Remaining Shares” means the number of shares of Stock equal to 1,800 less (i) cumulative shares of Stock purchased pursuant to Section 7(d) in a given Notification Offering Period prior to an Immediate Purchase Notification less (ii) cumulative shares of Stock purchased pursuant to Section 7(b) in a given Notification Offering Period following an Immediate Purchase Notification.

(y) “Stock” means the Common Stock of the Company.

(z) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 15. EXECUTION.

To record the most recent amendment of the Plan by the Board or its Committee on April 30, 2013, the Company has caused its authorized officer to execute the same.

HESKA CORPORATION

By:	/s/ Robert B. Grieve
Chairman and Chief Executive Officer

Heska Corporation Holder Account Number C 1234567890 J N T Mark this box with an X if you have made changes to your name or address details above. 2013 Annual Meeting Proxy Card A. Election of Directors The Board of Directors (the "Board") recommends a vote "FOR" the listed nominees. 1. Election of two Directors nominated by the Board to serve for a three-year term that expires at the 2016 Annual Meeting or until their respective successors have been elected and qualified. For Withhold 01—G. Irwin Gordon 01- 01—02—Carol A. Wrenn 02—02—B. Issues The Board of Directors recommends a vote "FOR" or "3", as applicable, for each of the following: For Against Abstain 2. To amend and restate our 1997 Employee Stock Purchase Plan to, among other things, increase the authorized number of shares by 50,000, increase the maximum shares an employee may purchase at the end of a greater number of accumulation periods in a given year and allow for purchases based on the lower of prices, subject to a maximum discount, at the beginning of an offering period of up to 27 months or at the time of purchase. 3. To ratify the appointment of EKS&H LLLP as Heska Corporation's independent registered public accountant. 4. To offer approval of our executive compensation in an advisory vote. 3 2 1 Abstain 5. To recommend, in an advisory vote, the frequency, in years, we should hold an advisory shareholder vote on executive compensation. For Against Abstain 6. To suggest, in an advisory vote, if our proxyholders should consider other unanticipated business that may be in the interest of our stockholders, and vote accordingly if such business properly comes before the 2013 Annual Meeting. C. Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity. Signature 1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy) / / 1 U P X H H H P P P P 001808

Proxy—Heska Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert B. Grieve, Ph.D., Jason A. Napolitano and Michael A. Bent, and each of them, as proxies, with full power of substitution (the “Proxies”), and hereby authorizes them to represent and vote, as designated below, all shares of the Public Common Stock of Heska Corporation, a Delaware corporation (the “Company”), held of record by the undersigned on March 8, 2013, at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the corporate offices of the Company located at 3760 Rocky Mountain Avenue, Loveland, Colorado 80538 at 9:00 a.m., local time, on Tuesday, April 30, 2013, or at any adjournment or postponement thereof, with all the powers that the undersigned would have if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated March 15, 2013, and a copy of Heska Corporation’s corporate 2012 Annual Report as well as a copy of Heska Corporation’s annual report on Form 10-K for the year ended December 31, 2012 as filed with the Securities and Exchange Commission. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Heska Corporation, gives notice of such revocation. This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder, as explained below.

THIS PROXY IS TO BE VOTED "FOR" OR "WITHHOLD" AS MARKED REGARDING THE ELECTION OF DIRECTORS, “FOR” OR “AGAINST” AS MARKED REGARDING THE PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S 1997 EMPLOYEE STOCK PURCHASE PLAN, “FOR” OR “AGAINST” AS MARKED REGARDING THE RATIFICATION OF EKS&H LLLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT, “FOR” OR “AGAINST” AS MARKED REGARDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION AND “1”, “2” OR “3” AS MARKED REGARDING AN ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION. A PROXY MARKED “ABSTAIN” OR A PROXY THAT DOES NOT INDICATE A SINGLE PREFERENCE OTHER THAN “ABSTAIN” ON A GIVEN MATTER WILL NOT BE TREATED AS PRESENT OR ENTITLED TO VOTE ON SUCH MATTER AND WILL BE INTERPRETED AS A FORFEITURE OF THE RIGHT TO VOTE ON SUCH MATTER AND A FORFEITURE OF THE VOTING POWER PRESENT UNDERLYING THE FORFEITED VOTES REGARDING SUCH MATTER. REGARDLESS OF THE DIRECTION MADE, IF ANY, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 30, 2013

The Proxy Statement, this Proxy Card and our annual report on Form 10-K for the year ended

December 31, 2012 are available at https://materials.proxyvote.com/42805E.

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